As filed with the Securities and Exchange Commission on October 6, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________

VAUGHAN FOODS, INC.

(Exact name of Registrant as specified in its charter)

Oklahoma	2099	73-1342046
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Vaughan Foods, Inc.
216 N.E. 12th Street
Moore, OK 73160
(405) 794-2530
(405) 985-6596 Facsimile
(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)
_________________________________
Mark E. Vaughan
Chief Executive Officer
Vaughan Foods, Inc.
216 N.E. 12th Street, Moore, OK 73160
(405) 794-2530
(405) 985-6596 Facsimile

(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________________
Please send copies of all communications to:

Stephen Zelnick, Esq.	John Halle, Esq.
Morse, Zelnick, Rose & Lander LLP	Stoel Rives LLP
405 Park Avenue	900 S.W. Fifth Avenue
Suite 1401	Suite 2600
New York, New York 10022	Portland, Oregon 97204
(212) 838-8040	(503) 224-3380
(212) 838-9190 Facsimile	(503) 220-2480 Facsimile
_________________________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed
	Amount	Offering	Maximum
	to	Price Per	Aggregate
Title of Each Class of	be	Unit/Share/	Offering	Amount of
Securities to be Registered	Registered (1)	Warrant(2)	Price(2)	Registration Fee

Units, consisting of one share of common
stock, no par value, one Class A warrant
and one Class B warrant, each to purchase
one share of common stock	5,750,000 (1)	$5.50	$31,625,000	$3,383.88

Common stock included in the units(4)	5,750,000	–	–

Class A warrants to purchase common stock
included in the units(4)	5,750,000	–	–	–

Class B warrants to purchase common stock
included in the units(4)	5,750,000	–	–	–

Common stock underlying the Class A
warrants included in the units(3)	5,750,000 (1)	$8.25	$47,437,500	$5,075.81

Common stock underlying the Class B
warrants included in the units(3)	5,750,000 (1)	$11.00	$63,250,000	$6,767.75

Representative’s warrants	500,000		$100	$.01

Units issuable upon exercise of the
representative’s warrants	500,000	$6.60	$3,300,000	$353.10

Common shares included in the units
underlying the representative’s warrants(4)	500,000	–	–	–

Class A warrants to purchase common stock
included in units issuable upon exercise of
the representative’s warrants(4)	500,000	–	–	–

Class B warrants to purchase common stock
included in the units issuable upon exercise
of the representative’s warrants(4)	500,000	–	–	–

Common stock underlying the Class A
warrants to purchase common stock
included in units issuable upon exercise of
the representative’s warrants(3)	500,000	$8.25	$4,125,000	$441.38

Common stock underlying the Class B
warrants to purchase common stock
included in units issuable upon exercise of
the representative’s warrants(3)	500,000	$11.00	$5,500,000	$588.50

Total	38,000,000		$155,237,600	$16,610.43

(1)	Includes 750,000 units issuable upon exercise of underwriters’ over-allotment option.
(2)	Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.
(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.
(4)	No registration fee required pursuant to Rule 457 of the Securities Act.

_________________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

_________________________________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated October [                ], 2006

5,000,000 Units

each consisting of

one share of common stock, one Class A Warrant and one Class B Warrant

     This is our initial public offering. We are offering, on a firm commitment basis, 5,000,000 units, each unit consisting of one share of common stock, one Class A warrant and one Class B warrant. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 150% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to 200% of the initial unit offering price. The Class A and Class B warrants are exercisable at any time after they become separately tradeable until their expiration date, five years after the date of this prospectus. We may redeem some or all of the Class A warrants at a price of $0.25 per warrant at any time after they become separately tradeable by giving the holders not less than 30 days’ notice. We may redeem some or all of the Class B warrants, at a price of $0.25 per warrant at any time after they become separately tradeable by giving the holders not less than 30 days’ notice, which we may do at any time after our gross revenues, as confirmed by an independent audit, for any period of four consecutive fiscal quarters preceding the notice, are equal to or greater than $100 million.

     We anticipate that the initial public offering price of the units will be in the range of $4.50 - $5.50 per unit.

     Initially, only the units will trade. The common stock and the warrants will begin trading separately on the 30th calendar day following the date of this prospectus. Once separate trading in the common stock and warrants begins, trading in the units will cease, and the units will be delisted.

     We have applied to list the units, common stock, the Class A warrants and the Class B warrants on the Nasdaq Capital Market under the symbols “[           ],” “[           ],” “[           ]” and “[           ],” respectively [and on the Boston Stock Exchange under the symbols “[           ],” “[           ],” “[           ]” and “[           ],” respectively].

     Investing in these units involves significant risks. See “Risk Factors” beginning on page 12.

____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

		Per Unit		Total

	$		$
Public offering price
Underwriting discount	$		$
Proceeds to us, before expenses	$		$

     We have also agreed to pay Paulson Investment Company, Inc., the representative of the underwriters of this offering, a non-accountable expense allowance equal to 2% of the total public offering price for the units offered by this prospectus and issue to Paulson a warrant to purchase 500,000 units, identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the initial unit public offering price.

     We have also granted to Paulson a 45-day option to purchase up to an additional 750,000 units to cover over-allotments.

Paulson Investment Company, Inc.	Capital West Securities, Inc.

The date of this prospectus is                , 2006

     We hold rights to the following trademarks: “Fresh Fixins®”, “Allison’s Gourmet Kitchens and design™”, “Vaughan Foods™”, “Serve Fresh Kits™”, “Deli Fresh™” and “Deli Fresh Select™” and “Wild About Food and design®.”

     All references in this Prospectus to Vaughan, “we,” “us,” or “our” refer to Vaughan Foods, Inc. and its contemplated wholly owned subsidiary Allison’s Gourmet Kitchens, Inc., unless the context otherwise indicates.

PROSPECTUS SUMMARY

     This summary provides a brief overview of key aspects of the offering. However, it is a summary and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read the entire prospectus, including our financial statements and the notes to those statements. All share information in this prospectus has been retroactively adjusted to reflect a stock dividend of 6,249 shares for each share of common stock (which increased our outstanding shares of common stock to 5,000,000 shares) and the increase in our authorized shares approved in June 2006 and effective in September 2006. All information also gives retroactive effect (as if such acquisition had occurred before the date of such information) to our expected acquisition of Allison’s Gourmet Kitchens, LLP, a processor of refrigerated prepared salads, which we refer to as “Allison’s,” including its recently acquired division, Wild About Food, a processor of freshly prepared soups and sauces. Allison’s is currently owned by three of our officers and a director nominee who have agreed to contribute or sell their interests to us. The closing of the acquisition of Allison’s is a condition to the closing of this offering.

Vaughan Foods, Inc.

Overview

     We process and package value-added, refrigerated foods which we distribute to our customers three or more times per week in our fleet of refrigerated trucks and trailers. Distribution is concentrated in the 12-state marketing area within a 500 mile radius of our plant in Moore, Oklahoma, a suburb of Oklahoma City, consisting of all or portions of the states of Arkansas, Colorado, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska, Oklahoma, New Mexico, Tennessee and Texas. Our marketing area is largely determined by the short shelf life of our products and, to a lesser extent, by the cost of refrigerated shipping.

     Our principal products fall into two categories: refrigerated prepared salads, such as chicken, tuna, bean and pasta salads, coleslaw and potato salad, and fresh-cut produce, primarily salads and salad mixes. However, until the end of 2002 our line consisted primarily of fresh-cut produce which we packaged and sold to food service customers. In 2002, we began to expand our operations into a more diverse line of refrigerated foods in order to provide opportunities for greater profit margins. First, we added a limited number of refrigerated prepared salads. In March 2003, three of our officers, together with Herb Grimes, a director nominee, co-founded Allison’s Gourmet Kitchens, LLP to process a line of refrigerated prepared salads for retail outlets, as well as our historical food service customers and restaurant chains. These refrigerated prepared salads generate higher gross profit margins than our fresh-cut produce. Allison’s is integrated with our operations. It uses our production facility in Moore, Oklahoma and our distribution network, including our fleet of refrigerated tractors and trailers, and shares certain office, managerial and other personnel. Allison’s also utilizes our fresh-cut produce in making its prepared salads. Also, since 2002 we have been expanding our fresh-cut line to include more salad mixes, packaged to better meet the needs of retail chain store accounts. These salad mixes for retailers also typically enjoy higher gross profit margins than produce sold to food service customers.

     We believe that we are a leading regional supplier of our products within our primary marketing area. We process approximately 1.4 to 1.7 million pounds of fresh-cut, ready-to-eat branded and private label salads every week and produce approximately 70 different salad products in a variety of food service and retail package sizes, including custom vegetable mixes and custom sized packages for our large volume customers. Salads and salad mixes are sold primarily to restaurant chains, food service businesses, institutional users and, to a lesser extent, retail chains while the bulk of our refrigerated prepared salads are sold to grocery store deli departments, food service distributors and regional restaurant chains.

     A substantial element of our growth plan is focused on our higher margin opportunities. In accordance with this plan, in June 2006, Allison’s acquired Wild About Food, Inc., a processor of soups, stews, sauces and side dishes.

Competitive Strengths

     We believe we have a number of competitive strengths that in combination contribute to our ability to compete and achieve our growth plans:

  Frequent deliveries. We deliver our perishable and short shelf life products three or more times per week. Our frequent deliveries coupled with our assistance to customers on how to handle our products on a “first in – first out” basis insure the freshness of our product to the ultimate consumer.

  Distribution capability. We maintain a fleet of 23 trucks and 28 fifty-three foot refrigerated trailers giving us rapid delivery capability and strong logistical control.

  Diverse and customized products. We offer a diverse range of ready-to-order quality products in convenient packaging types and sizes. We can also deliver customized “cut-to-order” fresh-cut produce to distributors in less than two days.

  Single source supplier. As a single source supplier of both packaged fresh-cut salads and refrigerated prepared salads, we allow customers the opportunity to consolidate their sources of supply.

  Diverse sources of supply. In 2005, we purchased ingredients from approximately 50 suppliers in five diverse growing regions (California, Arizona, Colorado, Florida and Mexico). This geographic diversity reduces our risk of shortfalls in supplies due to natural disasters, labor disruptions and other supply interruptions in any one area.

  Broad customer base. We currently have approximately 140 recurring end-user revenue accounts throughout the Plains States, Southwest and Southeast. No customer accounted for more than 10% of sales in 2004 or 2005.
Growth Plan

     We currently supply only a small part of the demand of our larger clients for our refrigerated prepared salads and fresh-cut salad and salad mixes. Our ability to supply our customers’ needs within our existing 12-state marketing area is constrained by the size limitations of our existing plant and the limitations of our product line, both of which we are in the process of expanding. In order to supply the needs of these customers and potential new customers outside of our primary market area, we would need to create other new facilities so that we can continue to deliver the freshest products and maintain our pricing and cost structures. We believe that our existing customers would buy additional products that we add to our line, such as freshly prepared soups and stews, sauces and dressings, of the type produced by Wild About Food, as well as organic fruits and vegetables, side dishes and preservative free salad kits. Accordingly, we plan to enlarge our business by taking the following steps:

  Increase productive capacity for refrigerated prepared salads. We are currently building a 40,000 sq. ft. addition to our 108,000 sq. ft. plant in Moore, Oklahoma to be used for refrigerated prepared salads and other prepared products. A new, state-of-the-art potato cook/chill system in that facility will substantially increase output of cooked and chilled potatoes for use in our potato salad products. Other new equipment will enable us to prepare our own dressings and sauces, ingredients that we now purchase. The additional space will also allow us to reorganize our existing plant to increase our capacity for producing salads and salad mixes from approximately 1.4 to 1.7 million pounds per week to approximately 2.2 million pounds per week.

  Increase utilization of refrigerated delivery capacity. We plan to increase the use of our existing fleet of refrigerated trailers, and new refrigerated trailers purchased with proceeds of this offering, in “back haul” transportation for other shippers.

  Broaden product line. We plan to broaden the line of products offered both in our existing primary market region and elsewhere through internal growth and the acquisition of complementary businesses. Our acquisition of Wild about Food and its line of freshly prepared soups, stews, sauces and dressing was an initial step in this direction. We believe that the addition of these products as well as organic fruits and vegetables, side dishes, preservative free salad kits and other refrigerated products will enable us to more fully meet the needs of our existing restaurant chain and food service businesses.

  Broaden market reach. Many of our existing customers operate beyond our primary market area. We believe that we can broaden business with these customers and also add new customers, particularly in the Midwest, by building or acquiring new facilities in contiguous and other marketing areas. We believe that our reputation is known in some surrounding areas and that this should facilitate our geographic expansion.

  Strategic Acquisitions. Though much of our growth plan is based on internal growth, we also plan, where feasible, to add to our customer base, increase market share, increase our geographic reach, enhance our productive capacity and broaden our product line by acquisition of regional competitors.

     Achieving our growth plan will enable us to spread fixed overhead costs over a larger revenue base and enable us to have a stronger bargaining position in negotiating for raw material supplies. Larger production runs should also help in containing or reducing processing costs, including per unit labor costs.

Corporate Information

     Vaughan was organized in 1989 under the laws of the state of Oklahoma as a successor to a family business that commenced operations in 1961. Immediately prior to the closing of this offering, pursuant to agreements dated in May and June 2006, assuming gross proceeds from this offering of at least $20.0 million, we will acquire from Mark Vaughan and Vernon J. Brandt, Jr., for nominal consideration, 60% of the limited partnership interests in Allison’s, a limited liability partnership, and also acquire from Herbert Grimes and Stan Gustas the remaining 40% of the limited partnership interests and the general partnership interest in Allison’s Gourmet Kitchens for $2,500,000 and a number of shares equal to $1.0 million divided by the initial public offering price of the units. Allison’s marks our entry into the higher value-added refrigerated prepared salad business. Prior to acquisition it was controlled by our principals and processed its entire product line at our plant in Moore, Oklahoma. Mark Vaughan, Vernon J. Brandt, Jr., Herbert Grimes and Stan Gustas are each officers of Vaughan.

     Our principal executive office is located at 216 N.E. 12th Street, Moore, OK 73160 and our telephone number is (405) 794-2350. Our web address is www.vaughanfoods.com. None of the information on our website is part of this prospectus.

The Offering

Securities offered	5,000,000 units, each unit consisting of one share of common stock, one Class A redeemable common stock purchase warrant
and one Class B redeemable common stock purchase warrant.
Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the
30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and
warrants commences, the units will cease trading and will be delisted.

Shares of common stock to be outstanding	10,400,000
after this offering

Warrants:
Number of Class A warrants to be
outstanding after this offering	5,200,000

Number of Class B warrants to be
outstanding after this offering	5,200,000

Exercise terms of Class A and Class B	Each Class A warrant entitles its holder to purchase one share of
Warrants	common stock at an exercise price equal to 150% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to 200% of the initial unit offering price. The Class A and Class
B warrants are exercisable at any time after they become
separately tradable.

Expiration date of Class A and Class B	, 2011
Warrants

Redemption of Class A and Class B Warrants	We may redeem some or all of the warrants at any time after
they become separately tradeable, at a price of $0.25 per warrant, on 30 days’ notice to the holders. However, we may redeem the
Class B warrants only if our gross revenue, for any period of four consecutive fiscal quarters preceding the notice (as
confirmed by independent audit), is equal to or greater than $100 million.

Symbols:
	Nasdaq	Boston
	Capital	Stock
	Market	Exchange
Units
Common Stock
Class A Warrants
Class B Warrants

Risk factors	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear the loss of your entire investment. You should carefully consider the information set forth in the Risk Factor section beginning on page 12 of this prospectus in evaluating an investment in our securities.

Use of Proceeds	We expect to use approximately $8.0 million of the net proceeds of the offering towards the acquisition of Allison’s Gourmet
Kitchens, the expansion of our production facility and construction of new facilities, approximately $5.0 million to repay debt, including $2.0 million of Secured Notes, and the remainder
towards working capital.

     The number of shares of common stock and the number of Class A and Class B warrants to be outstanding after this offering includes:

  200,000 shares, 200,000 Class A warrants and 200,000 Class B warrants included in the units to be issued to the holders of $2.0 million aggregate principal amount of our 10% secured promissory notes due June 30, 2007, which we refer to as the “Secured Notes,” assuming an initial public offering price of $5.00 per unit. The actual number of units that will be issued to the holders of the Unsecured Notes will depend on the actual initial public offering price of the units;

  200,000 shares to be issued as part of the consideration for the acquisition of the 40% minority limited partnership interests and the general partnership interest in Allison’s Gourmet Kitchens

     Unless otherwise stated, the information contained in this prospectus assumes no exercise of:

  any of the Class A and Class B warrants (including the Class A and Class B warrants that will be issued to the holders of the Secured Notes);

  the over-allotment option granted to the representative to purchase up to an additional 750,000 units;

  the warrant to purchase 500,000 units granted to the representative in connection with this offering; and

  any other warrants and options outstanding on the date of this prospectus.

Summary Financial Information*

(in thousands, except per share data)

Vaughan Foods

	Years ended December 31,			Six months ended June 30,

				(Unaudited)

	2003	2004	2005	2005	2006

Consolidated statement of
operations data
Net sales	$29,369	$36,133	$44,730	$22,331	$26,318
Gross profit	4,402	6,230	6,754	3,780	3,144
Selling, general and
administrative expenses	3,891	5,387	6,431	3,516	3,515
Rent income	182	168	230	114	134
Interest expense	409	489	1,042	485	489
Other, net	(45)	12	88	4	28
Income tax expense (benefit)	71	192	(160)	(30)	(249)

Net income expense (loss)	$168	$342	$(241)	$(73)	$(449)

Net income (loss) per share – basic
and diluted	$0.03	$0.07	$(0.05)	$(0.01)	$(0.09)

Weighted average number of shares
outstanding – basic and diluted	5,000	5,000	5,000	5,000	5,000

Allison’s Gourmet Kitchens

	Years ended December 31			Six Months ended June 30,

				(Unaudited)

	2003	2004	2005	2005	2006

Consolidated statement of
operations data
Net sales	$3,382	$9,173	$13,111	$7,062	$8,627

Gross profit	780	2,222	3,265	1,738	1,913

Selling, general and
administrative expenses	663	1,608	2,356	1,212	1,486

Interest expense	16	32	11	13	40

Net income	$101	$582	$898	$513	$387

______________________________________
* Financial information relating to Wild About Food, Inc. is reflected in financial information relating to Allison’s Gourmet Kitchens only subsequent to the date of its acquisition in 2006, but not in any pro forma financial information for prior periods.

Pro forma combined information:

The pro forma combined statement of operations data giving effect to the acquisition of Allison’s by Vaughan as of January 1, 2005

		Six Months ended June 30
	Years ended December 31,
	2005	2005	2006

	(Unaudited)
Consolidated statement of
operations data

Net sales	$55,935	$29,351	$33,909
Gross profit	10,249	5,529	5,175
Selling, general and
administrative expenses	8,453	4,582	4,815
Interest expense	1,053	498	529

Net income (loss)	$656	$440	$(62)

Consolidated balance sheet data:

     The tables below show selected balance sheet data for Vaughan Foods and Allison’s at December 31, 2005 and June 30, 2006 on an actual basis. The pro forma combined balance sheet data as at December 31, 2005 and June 30, 2006 gives effect to:

  the issuance of an additional $2,000,000 of indebtedness pursuant to the Secured Notes and $1,000,000 of other indebtedness since December 31, 2005, but before the date of this prospectus;

  the issuance of 200,000 shares, 200,000 Class A warrants and 200,000 Class B warrants included in the units to be issued to the holders of the Secured Notes, assuming an initial public offering price of $5.00 per unit. The actual number of units that will be issued to the holders of the Secured Notes will depend on the actual initial public offering price of the units; and

  Our acquisition of all of the partnership interests in Allison’s Gourmet Kitchens for $2,500,000 and 200,000 shares on the assumption that the acquisition occurred on January 1, 2005.

     The pro forma as adjusted data also takes into account our receipt of approximately $25.0 million of estimated net proceeds from this offering and the use of approximately $3.0 million to repay certain indebtedness, including the Secured Notes.

Vaughan Foods
(in thousands)
		June 30, 2006
	December 31, 2005	(Unaudited)

Current assets	$4,370	$5,908

Working capital (deficit)	(2,480)	(3,673)

Total assets	16,970	18,785
Total current liabilities	6,850	9,581
Total long-term liabilities	9,514	9,046
Stockholders’ equity	606	158

Allison’s Gourmet Kitchen
(in thousands)
		June 30, 2006
	December 31, 2005	(Unaudited)

Current assets	$1,842	$2,915
Working capital (deficit)	613	464
Total assets	2,822	4,978
Total current liabilities	1,229	2,451
Total long term liabilities	205	882
Partner’s capital	1,388	1,646

Pro Forma Combined
(in thousands)

			June 30, 2006
			As Adjusted
	December 31, 2005	June 30, 2006	(Unaudited)

Current assets	$5,876	$8,520	$29,520
Working capital (deficit)	(1,868)	(3,209)	17,791
Total assets	19,457	23,461	44,461
Total current liabilities	7,744	11,730	11,730
Total long-term liabilities	9,718	9,928	9,928
Stockholders’ equity (deficiency)	1,994	1,804	22,804

RISK FACTORS

     This offering and an investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any units. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develops into actual events, our business, results of operations or financial condition could be adversely affected. In those cases, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

If our products become contaminated or are mislabeled, we may be subject to product liability claims, product recalls and increased scrutiny by regulators, any of which could adversely affect our business.

     Refrigerated products are vulnerable to contamination by organisms producing food-borne illnesses. These organisms are generally found in the environment, and, as a result, there is a risk that, as a result of food processing, they could be found in our products. Once contaminated products have been shipped for distribution, illness and death may result if the pathogens are not eliminated by processing at the foodservice or consumer level. Also, products purchased from others for packing or distribution may contain contaminants that we are unable to identify. The risk can be controlled, but not eliminated, by use of good manufacturing practices and finished product testing. We may also encounter the same risks if a third party tampers with our products or if our products are inadvertently mislabeled. Shipment of adulterated products, even if inadvertent, is a violation of law and may lead to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies, any of which could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition. Typically, when we purchase certain products or critical raw materials that we use in production, we require a “certificate of analysis” from the vendor showing that the product is free of certain bacteria. Nevertheless, in mid 2005, as a result of our routine internal product testing, we discovered possible contamination by listeria monocytogenes in three different products, produced on various different dates over a period of 25 days. We immediately recalled a total of 23,435 pounds of these products at a total cost to us of $65,000. The USDA Food Safety and Inspection Service has received no complaints of illness associated with consumption of those products. However, after this event, we instituted a number of further safeguards including testing all critical raw materials ourselves, and purchasing an insurance policy to limit our exposure in the event of product contamination. We cannot assure you, however, that these safeguards will prevent our business, results of operations or our financial condition from being adversely affected by product liability claims, product recalls or scrutiny by regulators in the future.

Volatile agricultural commodity costs could increase faster than we can recover them, which could adversely affecting on our financial condition and operating results.

     Our ability to process and distribute our products depends, in large part, on the availability and affordability of fresh produce. The prices for high quality fresh produce can be volatile and supplies may be restricted due to weather, plant disease and changes in agricultural production levels. Although we have season-long contracts to purchase approximately 90% of our requirements for lettuce and some of our other products, the amount and quality of available produce can vary greatly from season to season, or within a season, and our suppliers may not be able to meet their contractual obligations, particularly during periods of severe shortages. Limitations of supply, or the poor quality of produce available under our season-long contracts, could force us to buy produce on the open market during periods of rapid price increases, thus significantly increasing our costs. We can sometimes pass these higher costs on to customers, but a number of factors, including price increases that are faster or more severe than we anticipate may result in cost increases that we are not able to fully recover. We were particularly adversely affected during the second quarter of 2006 when adverse growing conditions in Southern California reduced the supply of lettuce at a time when alternative supplies from other growing regions were not yet available and forced us to buy lettuce on the open market during a period of rapidly rising prices. We maintained customer goodwill by continuing to supply them with lettuce under our sale and supply contracts, though at a cost of significantly reduced gross profit and overall losses in this segment of our business. We expect that such conditions will recur from time to time and may have an adverse effect on our operating results when and if they do occur.

A material disruption at our processing plant could seriously harm our financial condition and operating results.

     We process all of our products at our Moore, Oklahoma plant. Since we do not have operations elsewhere, a material disruption at this plant would seriously limit our ability to deliver products to our customers. Such disruption could be caused by a number of different events, including: maintenance outages; prolonged power failures; equipment failure; a chemical spill or release; widespread contamination of our equipment; fires, floods, earthquakes or other natural disasters; or other operational problems. Any of these events would adversely affect our business, financial condition and operating results. In April 2006 we had to shut down the plant for 2 1/2 days due to an ammonia leak. We estimate that this occurrence cost the company approximately $350,000.

A decline in the demand for fresh-cut salads, or in the consumption of refrigerated prepared salads, would have a material adverse effect on our business, financial condition and operating results.

     The food industry is subject to changing consumer trends, demands and preferences. Medical studies detailing the healthy attributes of particular foods affect the purchase patterns, dietary trends and consumption preferences of consumers. From time to time, weight loss and control plans that emphasize particular food groups have been popular and have affected consumer preferences. Adverse publicity relating to health concerns and the nutritional or dietary value of our products could adversely affect consumption and, consequently, demand for our products. In addition, as all of our operations consist of the production and distribution of processed food products, a change in consumer preferences relating to processed food products or in consumer perceptions regarding the nutritional value of processed food products could significantly reduce our sales volume. A reduction in demand for our products caused by these factors would have a material adverse effect on our business, financial condition and operating results.

Competition in our industry is intense, and we may not be able to compete successfully.

     The food processing industry is intensely competitive. In the fresh-cut produce business we compete against large national processors, many with production facilities near farms that grow much of the produce supplying the United States markets, regional processors and store based or local processors often referred to as “chop shops.” The national processors have substantially greater financial and other resources than we do and some may enjoy cost advantages in buying produce. If we and other regional competitors increase our market share, the major national processors could respond by offering special pricing promotions aimed at retaining business or seek to acquire or build regional processing capacities, any of which could hamper our expansion plans.

     In the refrigerated prepared salad business we compete against the largest company in this business and smaller regional processors. Our principal competitor has greater financial and other resources than we do. We expect similar competition in other markets in which we may seek to expand.

Managing our growth may be difficult and our growth rate may decline.

     We have rapidly expanded our operations since 2000. This growth has placed, and continued growth will continue to place, significant demands on our administrative, operational and financial resources. This growth may not continue. However, to the extent it continues, we expect it to place a significant demand on our managerial, administrative, operational and financial resources. Our future performance and results of operations will depend, in part, on our ability to successfully implement enhancements to our business management systems and to adapt those systems as necessary to respond to changes in our business. Similarly, our growth has created a need for expansion of our facilities and processing capacity. As we near maximum utilization of our facility or maximize our processing capacity, operations may be constrained, which could adversely affect our operating results, unless the facility is expanded, volume is shifted to another facility, or additional processing capacity is added. Conversely, as we add additional facilities or expand existing operations or facilities, excess capacity may be created. Any excess capacity would add to our overhead burden and also create inefficiencies which would adversely affect our operating results. We cannot assure you that we will be able to successfully implement our growth plan. If our plan is not successful, we will have incurred significant obligations and ongoing expenses, which we may not be able to service from our existing cash flow.

We rely on major customers.

     None of our customers accounted for 10% or more of our sales in 2004 or 2005. However, seven independent Sysco Foods distributors, represented, in the aggregate, approximately 23% of our sales in 2004 and 24% in 2005 and 11 separate Wal-Mart distribution centers represented, in the aggregate, approximately 8.7% of our sales in 2004, and 9.1% in 2005. Texas-based H.E. Butt Grocery Company, known as “HEB,” is our largest customer for deli salads, accounting for approximately 8.0% and 9.3% of our sales of deli salads in 2004 and 2005, respectively. While we believe that each of these customers is independent, it is possible that a termination of a supply arrangement with any one of these customers could adversely affect our business relationships with related entities. A material decrease in sales to any of our major customers or the loss of any of our major customers would have a material adverse impact on our operating results. In addition, to the extent we add new customers, whether following the loss of existing customers or otherwise, we may incur substantial start-up expenses in initiating services to new customers.

Government regulation could increase our costs of production and increase our legal and regulatory expenditures.

     We are subject to extensive regulation by the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Environmental Protection Agency, the U.S. Department of Transportation and state and local authorities in jurisdictions where our products are processed or sold. Among other things, these regulations govern the processing, packaging, storage, distribution and labeling of our products. Our processing facility and products are subject to periodic compliance inspections by federal, state and local authorities. We are also subject to environmental regulations governing the discharge of air emissions, water and food waste, and the generation, handling, storage, transportation, treatment and disposal of waste materials. Amendments to existing statutes and regulations, adoption of new statutes and regulations, increased production at our facility as well as our expansion into new operations and jurisdictions may require us to obtain additional licenses and permits and could require us to adapt or alter methods of operations at costs that could be substantial. Compliance with applicable laws and regulations may adversely affect our business. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, which could have a material adverse effect on our business.

Seizure of our workers, strikes, changes in immigration law or increased labor costs could adversely affect our business.

     As of June 30, 2006, we had approximately 515 employees, none of whom are unionized. We believe that a substantial number of our factory workers are Mexican immigrants. Though we require all workers to provide us with social security numbers or other documentation showing that they can be legally employed in the United States, some of our workers may, without our knowledge, be illegal immigrants. Illegal immigrants are subject to seizure and deportation. If any of the immigration reform bill approved by the U.S. Senate in May 2006, or the immigration bill approved by the U.S. House of Representatives in December 2005, or a new immigration bill combining provisions from both, becomes law, its effect on our work force is unpredictable. While we consider our relations with our employees to be good, any material labor disruption, as a result of seizure of our workers, strikes or changes in immigration law, or significantly increased labor costs at our facilities in the future, could have a material adverse effect on our business, financial condition and operating results.

We depend upon the continued services of certain members of our senior management team, without whom our business operations would be significantly disrupted.

     Our success depends, in part, on the continued contributions of our executive officers and other key employees. Our management team has significant industry experience and would be difficult to replace. We believe that the expertise and knowledge of these individuals in our industry, and in their respective fields, is a critical factor to our continued growth and success. We have not entered into an employment agreement with any of these individuals, although we have key officer and life insurance policies in effect with respect to Messrs. Vaughan and Brandt, our President and Chief Executive and Vice President-Operations, respectively. The loss of the services of any of these individuals could have a material adverse effect on our business and prospects if we are unable to identify a suitable candidate to replace any such individual. Our success is also dependent upon our ability to attract and retain additional qualified marketing, technical and other personnel, and we cannot assure you that we will be able to do so.

Our insurance and indemnification agreements may be inadequate to cover all the liabilities we may incur.

     We face the risk of exposure to product liability claims and adverse public relations in the event that the consumption of our products causes injury or illness. If a product liability claim is successful, our insurance may not be adequate to cover all liabilities we may incur, including harm to our reputation, and we may not be able to continue to maintain such insurance, or obtain comparable insurance at a reasonable cost, or at all. We generally seek contractual indemnification and insurance coverage from our suppliers, but this indemnification or insurance coverage is limited by the creditworthiness of the indemnifying party and their insurance carriers, if any, as well as the insured limits of any insurance provided by those suppliers. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our financial condition and operating results.

The consolidation of and market strength among our retail and foodservice customers may put pressure on our operating margins.

     In recent years, the trend among our retail and foodservice customers, such as foodservice distributors, has been toward consolidation. These factors have resulted in increased negotiating strength among many of our customers, which has and may continue to allow them to exert pressure on us with respect to pricing terms, product quality and the introduction of new products. To the extent our customer base continues to consolidate, competition for the business of fewer customers may intensify. If we cannot continue to negotiate favorable contracts, whether upon renewal or otherwise, with these customers, implement appropriate pricing and introduce new product offerings acceptable to our customers, or if we lose our existing large customers, our potential for profitability could decrease.

Our growth may depend on our ability to complete acquisitions and integrate operations of acquired businesses.

     A portion of the net proceeds of this offering are allocated to, and our growth strategy includes, acquisitions of other businesses. We may not be able to make acquisitions in the future and any acquisitions we do make may not be successful. Furthermore, future acquisitions may have a material adverse effect upon our operating results, particularly in periods immediately following the consummation of those transactions while the operations of the acquired businesses are being integrated into our operations.

     Achieving the benefits of acquisitions depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating the business of the acquired company into our purchasing programs, distribution network, marketing programs and reporting and information systems. We may not be able to successfully integrate the acquired company’s operations or personnel or realize the anticipated benefits of the acquisition. Our ability to integrate acquisitions may be adversely affected by many factors, including the relatively large size of a business and the allocation of our limited management resources among various integration efforts. The integration of acquisitions may also require a disproportionate amount of our management’s time and attention and distract our management from running our historical businesses.

     In connection with the acquisitions of businesses in the future, we may decide to consolidate the operations of any acquired business with our existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses. Our results of operations also may be adversely affected by expenses we incur in making acquisitions, by amortization of acquisition-related intangible assets with definite lives and by additional depreciation expense attributable to acquired assets. Any of the businesses we acquire may also have liabilities or adverse operating issues, including some that we fail to discover before the acquisition, and our indemnity for such liabilities may be limited. Additionally, our ability to make any future acquisitions may depend upon obtaining additional financing. We may not be able to obtain additional financing on acceptable terms or at all. To the extent that we seek to acquire other businesses in exchange for our Common Stock, fluctuations in our stock price could have a material adverse effect on our ability to complete acquisitions.

Our debt agreements contain restrictive covenants and our debt obligations are substantial in relation to our assets.

     At June 30, 2006, Vaughan had total assets of $18.7 million and $12.0 million of outstanding indebtedness, consisting of approximately $2.8 million outstanding under a $4.0 million revolving credit facility, which we refer to as the “Credit Facility,” approximately $5.0 million in respect of the Industrial Development Bonds issued by the Cleveland County (Oklahoma) Industrial Authority, approximately $3.3 million outstanding under a term loan secured by a mortgage on our plant and related real property and $900,000 of miscellaneous other indebtedness. Subsequent to June 30, 2006 we borrowed an additional $2.0 million under the Secured Notes and $1.0 million from the underwriter’s representative on an unsecured basis. In addition, at June 30, 2006, we were subject to operating and capital leases requiring approximately $1.6 million in future minimum lease payments. Accordingly, the total amount of our obligations with respect to indebtedness and leases, in relation to our assets, is substantial.

     Some of our debt instruments, including those relating to our Credit Facility require that we comply with certain financial tests and impose certain restrictions on us, including, among other things, restrictions on our ability to incur additional indebtedness, create liens on assets, make loans or investments and pay dividends. These tests and restrictions limit our operating flexibility, limit ability to plan for and react to changes in our business and make us more vulnerable to economic downturns and competitive pressures. Our indebtedness and lease obligations could have significant negative consequences, including:

  increasing our vulnerability to adverse economic and industry conditions;

  limiting our ability to obtain additional financing;

  requiring that a substantial portion of our cash flows from operations be applied to pay principal and interest on our indebtedness and lease payments under our leases, thereby reducing cash flows available for other purposes; and

  limiting our flexibility in planning for or reacting to changes in our business and the industry in which we compete.

Any of these factors could place us at a possible competitive disadvantage compared to competitors with less leverage or better access to capital resources.

Substantially all of our assets are encumbered by liens, which if foreclosed by our secured creditors would have a material adverse effect on our business, financial condition and operating results.

     Indebtedness under our Credit Facility is secured by a security interest in favor of the lender in substantially all of our assets, other than real property. Our obligations under a term loan in the principal amount of approximately $3.3 million and our obligations under the Industrial Development Bonds are secured by first and second mortgages on our plant in Moore, Oklahoma. If we were unable to pay our secured obligations when due or otherwise default on our obligations to secured creditors, these creditors could foreclose their security interests or mortgages in our assets. Any foreclosure action by our secured creditors could cause us to seek protection under the federal bankruptcy code which, in turn, would have a material adverse effect on the market value of our Common Stock and could result in the loss of your entire investment in the Units.

Risks Related to this Offering

The representative of the underwriters may have a conflict of interest in underwriting this offering.

      Beginning in September 2006, we borrowed an aggregate of $1.0 million from Paulson Investment Company, the representative of the underwriters, pursuant to a non-secured promissory note bearing interest at 10% per annum and payable on the earlier of the first anniversary of the issue date of the note or the consummation of this offering. Because the probability that Paulson Investment Company will be repaid increases significantly if this offering is completed, a decision by Paulson Investment Company to proceed with the offering may be influenced by our indebtedness to it. This possible conflict of interest may affect the exercise of Paulson Investment Company's discretion and judgment as the representative of the underwriters of this offering.

We are controlled by a limited number of stockholders, which will limit your ability to influence key decisions.

     Immediately after this offering, our executive officers and directors will, in the aggregate, beneficially own 50.24% of the issued and outstanding shares of our common stock, or 46.84% if the over-allotment option is exercised in full. As a result, these stockholders will have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our articles of incorporation. This de facto control could be disadvantageous to our other stockholders with interests that differ from those of the control group, if these stockholders vote together. For example, the control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other stockholders. In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities.

As a public company, our administrative costs, including compliance with Section 404 of the Sarbanes-Oxley Act, will be significantly higher than they are now, which will make it more difficult for us to be profitable and cash flow positive. Difficulties in complying with Section 404 of the Sarbanes-Oxley Act and other legal and accounting requirements applicable to public companies could affect our market value.

     We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Capital Market, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. New expenses as a result of our being a public company include additional amounts for legal and accounting services, listing fees for Nasdaq and the Boston Stock Exchange, transfer agent fees, additional insurance costs, printing and filing fees, fees for investor and public relations and compensation payable to non-employee directors. For example, we expect the application of these rules and regulations to our company will make it more difficult and more expensive for us to obtain director and officer liability insurance.

     In particular, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. Commencing in 2007, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Beginning in 2008, our independent registered public accounting firm will be required to evaluate and test our internal control over financial reporting, and to issue an opinion on the effectiveness of our internal control over financial reporting. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. We currently do not have an internal audit group, and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the Securities and Exchange Commission, the Nasdaq Capital Market, the Boston Stock Exchange or other regulatory authorities, which would require additional financial and management resources. In addition, if we are unable to meet filing deadlines for reports required by the Securities Exchange Act, our securities could be delisted from the Nasdaq Capital Market or the Boston Stock Exchange. If our securities were delisted from both exchanges, trading, if any, in our securities would be conducted in the over the counter market on the NASD’s “OTC Bulletin Board.” Consequently, the liquidity of our securities could be impaired.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the warrants.

     In order for you to be able to exercise the warrants included in the units, the underlying shares must be covered by an effective registration statement and qualify for an exemption under the securities laws of the state in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the offer and sale of the Class A and Class B warrants included in the units and the common stock underlying these warrants, or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

The warrants may be redeemed on short notice. This may have an adverse impact on their price.

     We may redeem the Class A and Class B warrants for $0.25 per warrant on 30 days’ notice at any time after the specific redemption conditions in the respective warrants have been satisfied. If we give notice of redemption, you will be forced to sell or exercise your warrants or accept the redemption price. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the warrants or a current prospectus or exemption from registration or qualification does not exist. As a result, you would be unable to benefit from owning the warrants being redeemed.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and unit warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

     Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Once this offering is completed, we will have 10,400,000 shares of common stock issued and outstanding and will have approximately an additional 15,800,000 million shares of common stock reserved for future issuance as follows:

  10,400,000 shares in the aggregate underlying the Class A and Class B warrants (including the warrants held by the holders of the Secured Notes);

  2,250,000 shares underlying the over-allotment option, including the shares underlying the Class A and Class B warrants included in the units underlying that option;

  1,500,000 shares underlying the representative’s warrant, including the shares underlying the Class A and Class B warrants included in the representative’s warrants; and

  1,650,000 shares reserved for issuance under our stock option plan.

     The common stock included in the units sold in this offering as well as the common stock underlying the warrants, other than those shares held by “affiliates,” as defined by the rules and regulations promulgated under the Securities Act of 1933, as amended, or the “Securities Act,” will be freely tradable without restriction. We have agreed to register for resale promptly after the closing of this offering all of the securities included in the units that will be issued to the holders of the Secured Notes, which include 200,000 shares of common stock, 200,000 Class A warrants, 200,000 Class B warrants and 400,000 shares of common stock underlying those warrants (assuming an initial public offering price of $5.00 per unit). Finally, upon the expiration of the one-year “lock-up” agreements to be signed by all of our existing stockholders approximately 5,400,000 unregistered shares will be freely tradeable subject to the timing and volume limitations set forth in Rule 144 promulgated under the Securities Act.

The existence of outstanding options and warrants may impair our ability to obtain additional equity financing.

     The existence of outstanding options and warrants may adversely affect the terms at which we could obtain additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our common stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities.

Management has broad discretion over the use of proceeds from this offering. We may use the proceeds of this offering in ways that do not improve our operating results or the market value of our securities.

     We will have broad discretion in determining the specific uses of the proceeds from the sale of the units. While we have general expectations as to the allocation of the net proceeds of this offering, that allocation may change in response to a variety of unanticipated events, such as differences between our expected and actual revenues from operations or availability of commercial financing opportunities, unexpected expenses or expense overruns or unanticipated opportunities requiring cash expenditures. We will also have significant flexibility as to the timing and the use of the proceeds. As a result, investors will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. You will rely on the judgment of our management with only limited information about their specific intentions regarding the use of proceeds. We may spend most of the proceeds of this offering in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected.

We may issue shares of preferred stock in the future, which could depress the price of our stock.

     Our corporate charter authorizes us to issue shares of “blank check” preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of our common stock and other securities could be impaired thereby, including, without limitation, with respect to liquidation.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

     The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, investors purchasing our units in this offering will incur immediate dilution of $0.73 per share or 14.6%, based on an assumed initial public offering price of $5.00 per share. As a result of this dilution, investors purchasing units from us will have contributed 92.7% of the total amount invested in us but will own only 48% of our outstanding common stock. In addition, the exercise of outstanding options and warrants and future equity issuances may result in further dilution to investors and current stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited, to statements concerning:

  the anticipated benefits and risks associated with our business strategy;

  our future operating results and the future value of our common stock;

  the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;
  our ability to attract customers in a cost-efficient manner;

  our ability to attract and retain qualified management personnel;

  potential government regulation;

  our future capital requirements and our ability to satisfy our capital needs;

  the anticipated use of the proceeds realized from this offering;

  the potential for additional issuances of our securities;

  the possibility of future acquisitions of businesses or assets; and

  possible expansion into international markets.

     Furthermore, in some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RECENT DEVELOPMENTS

Financing Transactions

     In July 2006 we borrowed $2.0 million from 18 accredited investors in the Secured Financing pursuant to 10% Secured Subordinated Promissory Notes, which we refer to as the “Promissory Notes.” The Promissory Notes are repayable on the earlier of June 30, 2007 or the third business day following completion of a public or private financing by Vaughan generating gross proceeds of at least $5 million. The Promissory Notes are secured by a non-recourse pledge of the 60% equity interest in Allison’s Gourmet Kitchens, LP currently held by Mark E. Vaughan and Vernon J. Brandt, Jr., both officers and directors of Vaughan. As added consideration for the purchase of the Promissory Notes, each purchaser will receive that number of equity securities to be issued in this public offering having a value, at the initial public offering price, of 50% of the Promissory Notes purchased by that investor. If we have not completed the required public or private financing by June 30, 2007, but we have repaid the Promissory Notes, the investors will receive an aggregate of 250,000 shares of our common stock. If we have not repaid the Promissory Notes by that time, the investors will receive an aggregate of 500,000 shares of our common stock. Vaughan has agreed to file a registration statement for the resale of the equity securities to be issued to these investors within 60 days following the effective date of this registration statement and will be subject to a late fee of 2% of the original investment amount per month if that registration statement is not filed within the 60-day period or if the resale registration statement has not been declared effective within 60 days after it has been filed (90 days if the financial information in the resale registration statement must be updated) or if after the registration statement has been declared effective it cannot be used in connection with the sale of the covered securities; provided, however, that the amount of the late fee payable to each investor, shall not exceed 10% of the original principal amount of the note purchased by that investor. The investors in the Promissory Notes have agreed to execute a lockup agreement containing the same terms and conditions as those to which Vaughan’s officers, directors and 5% stockholders are subject. In connection with the Promissory Notes, Vaughan agreed to pay Paulson Investment Company a fee of 8% of the gross proceeds and to reimburse Paulson Investment Company for expenses incurred by it in connection with the Secured Financing up to a maximum of $10,000.

     Commencing in September 2006 Vaughan borrowed an aggregate of $1.0 million from Paulson Investment Company, pursuant to a non-secured promissory note bearing interest at 10% per annum and payable on the earlier of the first anniversary of the issue date of the note or the consummation of this offering.

     Acquisition of Allison’s

     Immediately prior to the closing of this offering, pursuant to agreements dated in June 2006, we will acquire from Mark Vaughan and Vernon J. Brandt, Jr., for nominal consideration, 60% of the limited partnership interest in Allison’s Gourmet Kitchens, a limited liability partnership, and also acquire from Herbert Grimes and Stan Gustas the remaining 40% of the limited partnership interests and the general partnership interest in Allison’s Gourmet Kitchens for $2,500,000 and common stock valued at $1,000,000, when the shares are valued at the Unit price in this offering. Mark Vaughan, Vernon J. Brandt, Jr., and Stan Gustas are President and Chief Executive Officer, Vice President of Operations and Vice President and Chief Financial Officer of Vaughan, respectively, and Herbert Grimes is President and Chief Executive Officer of Allison’s.

     Acquisition of Wild About Food

     Allison’s acquired the assets and related real estate and assumed certain liabilities of Wild About Food, Inc., a Texas corporation, and formed Wild About Food-Oklahoma, LLC, a Texas limited liability company, on June 1, 2006. Wild About Food produces fresh soups, stews, sauces and side dishes. The prepared foods are distributed to restaurants, food service and retail customers. The purchase price was comprised of a down-payment of $6,000; the assumption of a note payable in the amount of $154,000, contingent payments equal to 75% of operating income during the three year period following the closing up to a maximum of $240,000, and a further contingent payment equal to 75% of operating income in excess of $250,000 during that period. Allison’s also entered into a three-year employment agreement with Mark Stallons, President and majority owner of Wild About Food, Inc. providing for annual compensation of $95,000 plus a bonus of up to 25% of salary contingent on achieving performance criteria.

USE OF PROCEEDS

     The principal purposes of this offering are to provide us with capital that will allow us to:

  expand our existing production facility;

  acquire the minority interest in Allison’s;

  build a new facility;

  pay debt; and

  increase working capital.

     Assuming a public offering price of $5.00 per unit, after deducting the estimated expenses of this offering, including the underwriting discount of $2,000,000 the representative’s non-accountable expense allowance of $500,000 and other estimated offering expenses of $1,500,000, we estimate that the net proceeds to us from this offering will be approximately $21,000,000. (Non-accountable expenses are expenses incurred by the representative in connection with this offering that are payable out of the proceeds of the offering, but for which it is not required to produce evidence of payment because we have agreed to pay a fixed percentage of the gross proceeds for this purpose.) If the representative exercises the over-allotment option in full, we estimate that the net proceeds of the offering will be approximately $25,207,000.

We expect to use the net proceeds as follows:

	Approximate	Approximate
Use of Proceeds	Amount	Percentage

Acquisition of Allison’s	$ 2,500,000	11.5
Completion of expansion of existing facility	2,200,000	10.1
Construction of new production facility	3,000,000	13.7
Repayment of debt, excluding accrued interest	5,000,000	22.9
Working Capital	8,300,000	41.8

Total	$ 21,000,000	100%

     Acquisition of Allison’s. Immediately prior to the closing of this offering, pursuant to agreements dated June 2006, we will acquire from Mark Vaughan and Vernon J. Brandt, Jr., for nominal consideration, 60% of the limited partnership interests in Allison’s Gourmet Kitchens, and also acquire from Herbert Grimes and Stan Gustas the remaining 40% of the limited partnership interests and the general partnership interest in Allison’s Gourmet Kitchens for $2,500,000 and a number of shares equal to $1.0 million divided by the initial public offering price of the units. Mark Vaughan, Vernon J. Brandt, Jr., and Stan Gustas are President and Chief Executive Officer, Vice President of Operations and Vice President and Chief Financial Officer of Vaughan, respectively, and Herbert Grimes is President and Chief Executive Officer of Allison’s.

     Completion of expansion of existing facility. We are currently building a 40,000 sq. ft. extension of our existing plant at Moore, Oklahoma for use by our Allison’s division. We expect to use $2,200,000 of the proceeds from this offering to complete this extension and purchase new equipment that will increase our capacity to produce refrigerated prepared salads, and enable us to develop new prepared products, including soups, dressings and cooked/chilled items.

     Construction of new production facility. We plan to build one or more production facilities to serve areas outside of our current primary marketing area. The exact location and number of new regions and new facilities will depend on further availability of mortgage and construction financing, business opportunities and strategic relationships. The estimated amount of $3,000,000 includes the estimated cost of construction (or possible acquisition) and equipment for one or more new production facilities in contiguous or other marketing areas.

     Repayment of debt

     We will use $5 million of the proceeds of this offering to pay the following debt:

  $2.0 million to pay the principal of the Secured Notes due on the earlier of June 30, 2007 or the closing of this offering, and bearing interest at 10% per annum

  $1.0 million to pay the principal of the unsecured note due on the earlier of the first anniversary of its issuance or the closing of this offering and bearing interest at 10% per annum

  $2.0 million to partially pay our line of credit from Bank of the West

     Interest on the above loans from their inception date through the date of payment will be paid from our working capital. The above loans were used to continue work on the building of the addition to our existing facility, to pay certain expenses of this offering and to provide us with additional working capital.

     Working Capital. This amount includes working capital required for general corporate purposes, including broadening our product line, increasing marketing expenditures and constructing or acquiring processing facilities or related businesses in marketing regions outside the area which we currently serve. Working capital may also be used to support new production facilities until they generate positive cash flow. If the underwriter exercises the over-allotment option, we will add the additional net proceeds of approximately $3,750,000 to our working capital.

     The above information represents our best estimate of our capital requirements based upon the current status of our business. We will retain broad discretion in the allocation of the net proceeds within the categories listed above. The amounts actually expended for these purposes may vary significantly and will depend on a number of factors, including our rate of revenue growth, cash generated by operations, evolving business needs, changes in demand for our services, the cost to construct new facilities, our marketing efforts, competitive developments, new strategic opportunities, cost of materials, general economic conditions and other factors that we cannot anticipate at this time.

     Pending their use, we intend to invest the net proceeds of this offering in interest-bearing, investment grade securities.

     We expect that the net proceeds from this offering, when combined with the proceeds of other financing transactions and operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. We may be required to raise additional capital through the sale of equity or other securities sooner if our operating assumptions change or prove to be inaccurate. We cannot assure you that any financing of this type would be available. In the event of a capital inadequacy, we would be required to limit our growth and the expenditures described above.

DIVIDEND POLICY

     We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations, capital requirements and other factors our board of directors may deem relevant.

CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2006 on an actual basis (after adjustment for a stock dividend of 6,249 shares for each share of common stock), on a pro forma basis and pro forma as adjusted for this offering. The pro forma data takes into account:

  The acquisition of all interests in Allison’s Gourmet Kitchens and the issuance of 200,000 (estimated) shares of common stock to the owners of the minority interests in Allison’s as partial payment for their interests;

  The increase in our authorized capitalization to 50,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share.

  A stock dividend of 6,249 shares for each share of common stock;

  The issuance of 200,000 shares, 200,000 Class A warrants and 200,000 Class B warrants included in the units that we will issue to holders of the Secured Notes on the date of this prospectus (based on an assumed initial public offering price of $5.00 per unit).

     The pro forma as adjusted data also take into account our receipt of $21,000,000 of estimated net proceeds from this offering and our use of approximately $2,650,000 of the proceeds to pay certain of our indebtedness (see “Use of Proceeds.)

	June 30, 2006

			Pro forma,
	Actual	Pro forma	as adjusted

	(in thousands)

Long term debt including capital lease obligation, net of current portion	$9,046	9,928	$9,928

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized,
no shares issued and outstanding , actual pro forma and as adjusted	-	-	-

Common stock, $0.001 par value, 50,000,000 shares authorized; 5,000,000 shares issued and outstanding actual, 5,400,000 pro forma; and
10,400,000 shares issued and outstanding, pro forma as adjusted	5	5	10
Additional paid-in capital	411	411	21,405

Retained earnings (deficit)	(258)	1,359	1,359

Total stockholders’ equity	158	$1,804	$22,804

Total capitalization	$9,139	$11,732	$32,732

DILUTION

     If you purchase units in this offering, your interest will be diluted to the extent of the excess of the public offering price per share of common stock over the as adjusted net tangible book value per share of common stock after this offering. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and none to the warrants.

     At June 30, 2006, we had a pro forma net tangible book value of approximately $1,233,360, or approximately $0.23 per share based on 5,400,000 shares issued and outstanding on a pro forma basis. After taking into account the estimated net proceeds from this offering of $21,832,000, our net tangible book value at June 30, 2006 would have been approximately $23,055,360, or $4.27 per share. This represents an immediate increase of $4.04 per share to existing stockholders and immediate dilution of $0.73 per share, or 15%, to the new investors who purchase units in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$5.00
Net tangible book value per share at June 30, 2006	$0.23

Increase in net tangible book value per share attributable to new investors	4.04

Net tangible book value per share after the offering		4.27

Dilution per share to new investors		$0.73

     The following table summarizes as of June 30, 2006 the differences between the existing stockholders and the new investors with respect to the number of shares purchased, the total consideration paid and the average price per share paid:

	Shares Purchased			Total Consideration		Average
						Price Per
	Number		Percent	Amount	Percent	Share

Founders, executive
officers and
directors(1)	5,000,000		48.1%	415,993	1.6%	$0.08

Other existing
stockholders(2)	400,000		3.8%	285,714	1.1%	$0.71
New investors	5,000,000		48.1%	25,000,000	97.3%	$5.00 (3)

Total	10,400,000	(4)	100%	25,701,707	100%

(1)	Includes shares owned by Mark Vaughan and Vernon J. Brandt.

(2)	Includes (i) 200,000 shares of common stock underlying the units to be issued to the holders of the Secured Notes on the date of this prospectus, assuming an initial public offering price of $5.00 per unit; and (ii) 200,000 shares issued on the date of this prospectus to Herbert Grimes and Stan Gustas in partial payment for their minority interests in Allison’s Gourmet Kitchens. The actual number of units that will be issued to the holders of the Secured Notes will depend on the actual initial public offering price of the units.

(3)	Based on an initial public offering price of $5.00 per unit.

(4)	Does not include any shares underlying unexercised warrants and options.

     If the representative exercises the over-allotment option in full, the new investors will purchase 5,750,000 shares of common stock. In that event, the gross proceeds from this offering will be $28,750,000, representing approximately 97.6% of the total consideration for 51.8% of the total number of shares of common stock outstanding, and the dilution to new investors would be $2.67 per share, or 53.4% .

SELECTED CONSOLIDATED FINANCIAL DATA†

     The selected consolidated financial data set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 2005, and the consolidated balance sheet data dated December 31, 2005 are derived from our financial statements, which have been audited by Cole & Reed, P.C. certified public accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended Deceber 31, 2002 and 2001 and the six-month periods ended June 30, 2006 and 2005 and the consolidated balance sheet data at June 30, 2006 are derived from our unaudited financial statements The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future.

Vaughan Foods, Inc.
Consolidated statement of operations data:
(in thousands)
						Six months ended
	Years ended December 31,					June 30,

	(Unaudited)					(Unaudited)

	2001	2002	2003	2004	2005	2005	2006

Net sales	$18,997	$23,119	$29,369	$36,133	$44,730	$22,331	$26,318
Cost of sales	13,841	18,732	24,967	29,903	37,976	18,551	23,174

Gross profit	5,156	4,387	4,402	6,230	6,754	3,780	3,144
Selling, general and
administrative expenses	5,047	2,916	3,891	5,387	6,431	3,516	3,515

Income from operations	21	1,471	511	843	323	264	(371)
Other income (expense)	-	(95)	(272)	(308)	(724)	(368)	(327)

Earnings (loss) before
provision for taxes	21	806	240	534	(401)	(103)	(697)
Income tax expense (benefit)	-	154	71	192	(160)	(30)	(249)

Net earnings (loss)	$21	$652	$168	$342	$(241)	$(73)	$(448)

Net earnings (loss) per share
– basic and diluted	$0.00	$0.13	$0.03	$0.07	$(0.05)	$(0.01)	$(0.09)
Weighted average number of
shares outstanding – basic
and diluted	5,000	5,000	5,000	5,000	5,000	5,000	5,000

_________________________________________
† Financial information relating to Wild About Food, Inc. is reflected in financial information relating to Allison’s Gourmet Kitchens only subsequent to the date of its acquisition in 2006, but not in any pro forma financial information for prior periods.

Consolidated balance sheet data:
(in thousands)
		June 30, 2006
	December 31, 2005	(Unaudited)

Current assets	$4,370	$5,908
Working capital (deficit)	(2,480)	(3,673)
Total assets	16,970	18,785
Total current liabilities	6,850	9,581
Total long-term liabilities	9,514	9,046
Stockholders’ equity	606	158

Allison’s Gourmet Kitchens

Statement of operations data:
(in thousands)
	Years ended December 31,			Six months ended June 30,
	2003	2004	2005	2005	2006

				(Unaudited)

Net sales	$3,382	$9,173	$13,111	$7,062	$8,627
Cost of sales	2,602	6,951	9,845	5,324	6,714

Gross profit	780	2,222	3,265	1,738	1,913
Selling, general and administrative
expenses	664	1,608	2,356	1,212	1,486

Income from operations	117	614	909	526	427
Interest expense	16	32	11	13	40

Net income (loss)	$101	$583	$898	$513	$387

Consolidated balance sheet data:
(in thousands)
		June 30, 2006
	December 31, 2005	(Unaudited)

Current assets	$1,842	$2,915
Working capital	612	464
Total assets	2,822	4,978
Total current liabilities	1,229	2,451
Total long-term liabilities	205	882
Partners’ capital	1,388	1,646

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN FORWARD-LOOKING STATEMENTS.

Vaughan Foods

Overview

     We were founded in 1989 to provide fresh-cut produce to customers in the 12-state marketing area within a 500-mile radius of Oklahoma City, Oklahoma. The marketing area is largely determined by the short shelf life of fresh-cut products and, to a lesser extent, by the cost of refrigerated shipping.

     By the end of 2002 our sales had grown to $23 million. However, value-added products were limited and gross profit margins were small, ranging from 15.1 to 17.2% during the last three fiscal years. Commencing in 2002, we began to expand our operations into a more diverse line of refrigerated foods, in order to provide opportunities for greater profit margins. First, we added a limited number of refrigerated prepared salads. In March 2003, three of our officers, together with Herb Grimes, co-founded Allison’s Gourmet Kitchens, Ltd., to process a line of refrigerated prepared salads for retail outlets and our historical food service customers. Typically, Allison’s products generate higher gross profit margins ranging from 23.1% to 24.9% during the last three fiscal years. In addition, Allison’s is integrated with our operations and uses our production facility in Moore, Oklahoma and our distribution network, including our fleet of tractors and trailers. Allison’s also uses our fresh-cut produce in its refrigerated prepared salads and shares certain office, managerial and other personnel. In addition, we also expanded our fresh-cut line to include more salad mixes to better meet the needs of retail chain store accounts. These salad mixes also typically enjoy higher gross profit margins than salad ingredients sold to food service customers.

     Though our historical business provided only limited margins, it introduced us to an important market of food service accounts, restaurant accounts and retail chains that have significant additional food product needs. Thus, it positioned us to meet some of those needs by expanding our product line, particularly into products providing greater margins, and by broadening the geographic region which we serve. Also, the changing focus of our historical business into products, such as salad mixes and our “Fresh Fixins™” line for the retail market also provides opportunities for increased margins.

     Allison’s acquisition, in June 2006, of the assets of Wild About Food, Inc., a processor of fresh soups, stews, sauces and side dishes, represents our most recent step towards expanding our product line into higher margin products,.

     The largest component of our cost of revenue is the cost of the produce. The prices for this produce can be volatile and supplies may be restricted due to weather, plant disease and changes in agricultural production levels. We seek to protect ourselves against price increases by entering into season-long contracts to purchase approximately 80% of our estimated requirements for lettuce and for 70% to 100% of some of our other agricultural requirements. However, the amount and quality of available produce can vary greatly from season to season, or within a season, and our suppliers may not always be able to provide sufficient quality product, particularly during periods of severe shortages. Often, increases in produce cost can be passed on to customers and sometimes, can even generate wider margins as market resistance to price increases fall. However, lettuce supply problems in the second quarter of 2006 resulted in an approximately $4.6 million increase in cost of sales for the six month period ended June 30, 2006 compared to the same period in 2005. The additional costs resulted in an operating loss of approximately $371,000 for that period compared to operating income of $264,000 for the same period in the prior year.

diminished in volume and quality, at a time when alternative supplies from other growing regions were not yet available.

     We have supply arrangements with twelve separate Wal-Mart distribution centers, representing about 9% of our customer sales, and supply arrangements with several independent Sysco Foods distributors which, in the aggregate, account for approximately 23% of sales. While those Sysco Foods distributors are each independent, it is possible that a termination of a supply arrangement with one could adversely affect business relationships with the others.

     Consolidated operating results are affected to a limited extent by seasonal fluctuations. Sales typically rise due to increased demand during holiday periods and decline in the summer months when schools are not in session.

     Generally, other than fluctuations in certain raw material costs, largely related to short-term supply and demand variances, inflation has not been a material factor in our operations. Inflation is not expected to have a significant impact on our business, results of operations or financial condition since we can generally offset the impact of inflation through a combination of productivity gains and price increases. However, during 2004 and 2005 we experienced significant inflation for key purchased items such as natural gas, diesel fuel and packaging materials which we were unable to fully offset through selective price increases to our customers.

     Forward Buy Raw Product Contracts. We typically enter into substantial purchase obligations covering 80% of our expected requirements for iceberg and romaine lettuce for a six-month advance period and 80% to 100% of our expected requirements for cabbage, onions, peppers and potatoes for three-month to one-year periods. These contracts are with numerous growers in California, Arizona, Colorado, Florida, and Mexico which growing regions supply approximately 100% of our annual produce requirements. Contracts are for a growing season or for periods which vary in length from 6 months to 1 year.

     Commodity Hedging. In order to reduce the impact of changes in commodity prices due to crop failure on our operating results, we have developed a risk management strategy that includes the following elements:

     We have negotiated agreements with certain of our fixed price customers which allow us to raise prices by giving 7 days notice in response to increased commodity prices. The majority of these contracts are with major broad-line foodservice distributor customers who are generally less sensitive to price increases because their customers purchase food products from them on a cost-plus basis.

     We are continuing to transition customers from lower margin lettuce to higher margin, greater value-added specialty products. These products are less sensitive to fluctuations in underlying commodity prices because the raw material component is a smaller percentage of total cost and we generally have the ability to pass on certain cost increases related to our greater value-added products to customers. This transition to greater value-added specialty products has taken place gradually over the past 3 years.

Results of Operations Vaughan Foods
(in thousands)
	Percentage of Revenue

				Six months ended
	Years Ended December 31,			June 30 (unaudited)

	2003	2004	2005	2005	2006

Net sales	$29,369	$36,133	$44,730	$22,288	$26,318

Cost of sales	85.0%	82.8%	84.9%	83.1%	88.1%

Gross profit margin	15.0%	17.2%	15.1%	16.9%	11.9%

Selling, general and
administrative expenses	13.2%	14.9%	14.4%	15.7%	13.4%

Income (loss) from operations	1.7%	2.3%	0.7%	1.2%	(1.4)%

Interest expense	1.4%	1.4%	2.3%	2.2%	1.9%

Other income (expense)	0.6%	0.5%	0.7%	0.5%	0.6%

Income (loss) before provision
for taxes	0.8%	1.5%	(0.9)%	(0.5)%	(2.6)%

Net income (loss)	0.6%	0.9%	(0.5)%	(0.3)%	(1.7)%

Comparison of Years Ended December 31, 2005 and 2004

     Net Sales. Net sales were $44.7 million and $36.1 million for the years ended December 31, 2005 and 2004, respectively. The increase in net sales was due to increased volume and higher prices. The increase in prices reflected higher commodity costs for raw materials, which we were able to pass on, in part to our customers. The higher pricing was principally for lettuce and tomato products. Volume in total pounds sold grew from 54.7 million in 2004 to 64.7 million in 2005, an increase of 18.3% .

     Gross Profit. Gross profit for the year ended December 31, 2005 increased $524,000 to $6.8 million from $6.2 million for the year ended December 31, 2004. Our gross profit margin was 15.1% of net sales for 2005, compared with 17.2% for 2004. The decrease in gross profit margin was due to higher fuel prices that negatively affected utility, packaging, and transportation costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2005 increased $1.0 million, or 18.5%, to $6.4 million from $5.4 million for the year ended December 31, 2004. Selling, general and administrative expenses were 14.4% of net sales in 2005 as compared to 14.9% in 2004. The increase in expenses was caused by the cost to audit the prior 3 years of financial statements, additional legal fees, and the other expenses necessary to prepare the company for a public offering.

     Income (Loss) from Operations. Operating income for the year ended December 31, 2005 decreased $520,000, to $323,000 from operating income of $843,000 for the year ended December 31, 2004, due to the decrease in gross profit margin and increase in expenses described in the preceeding two paragraphs.

     Other Income Other income for the year ended December 31, 2005 increased $138,000, or approximately 76.5%, to $318,000 from $180,000 for the year ended December 31, 2004. This increase is due primarily to increased rental income from Allison’s.

     Interest Expense. Interest expense increased approximately $553,000 in 2005 compared to 2004, reflecting increased debt to expand our processing facility.

     Income Taxes. We had an income tax benefit of $160,000 in 2005 due to the loss before the provision for taxes, but had income tax expense in 2004 of $192,000. Our effective tax rate in 2004 and 2005 was 35.9% and 39.8%, respectively.

Comparison of Years December 31, 2004 and 2003

     Net Sales. Net sales were $36.1 million and $29.4 million for the years ended December 31, 2004 and 2003, respectively. The increase in net sales was due to new customers, increased volume to existing customers, and a price increase of our lettuce products. The increase in prices reflected higher commodity costs for raw materials, which we were able to pass on, in part, to our customers. The higher pricing was principally for lettuce and cabbage items which represents over 60% of our sales. Volume in total pounds sold, grew from 47.1 million in 2003 to 54.7 million in 2005, an increase of 16.1% .

     Gross Profit. Gross profit for the year ended December 31, 2004 increased $1.8 million to $6.2 million, from $4.4 million for the year ended December 31, 2003. Our gross profit margin was 17.2% of net sales for 2004, compared with 15.0% for 2003. The increase in gross profit margin was due to increased production throughput in our manufacturing process.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2004 increased $1.5 million, or 38.4%, to $5.4 million from $3.9 million for the year ended December 31, 2003. Selling, general and administrative expenses were 14.9% of net sales in 2004 as compared to 13.2% in 2003. The increase in expenses was caused by additional staffing to expand the business.

     Income (Loss) from Operations. Operating income for the year ended December 31, 2004 increased $332,000, to $843,000 from $511,000 for the year ended December 31, 2003. This increase is due to an increase in food-service business which has a higher margin.

     Other Income. Other income for the year ended December 31, 2004 decreased approximately 15.0%, to $180,000 from $207,000 for the year ended December 31, 2003. This decrease is due to adjustments to rent paid by Allison’ Gourmet Kitchens for additional plant space.

     Interest Expense Interest expense increased approximately $80,000 in 2004 compared to 2003, reflecting increased debt for manufacturing equipment.

     Income Taxes Our effective tax rate was 35.9% in 2004 compared to 29.7% in 2003. The increase in the effective tax rate for 2004 was related to decreased tax credits.

Comparison of six months ended June 30, 2006 and 2005

     Net Sales Net sales were $26.3 million and $22.3 million for the six months ended June 30, 2006 and 2005, respectively. The increase in net sales was due to increased volume related to new customers and an increase in prices. The increase in prices reflected higher commodity costs for raw materials, which we were able to pass on, in part, to our customers. The higher pricing was principally for lettuce, tomato and onion items. Volume in total pounds sold, grew from 37.6 million in the six months ended June 30, 2005 to 32.9 million in the six months ended June 30, 2006, an increase of 14.3% .

     Gross Profit Gross profit for the six months ended June 30, 2006 and 2005 decreased $647,000 to $3.1 million in the six months ended June 30, 2006 from $3.8 million for the six months ended June 30, 2005. Our gross profit margin was 11.9% of net sales for the six months ended June 30, 2006, compared with 16.9% for the six months ended June 30, 2005. The decrease in gross profit margin was due to increased costs associated with poor lettuce yields.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six months ended June 30, 2006 remained constant at $3.5 million. Selling, general and administrative expenses were 13.4% of net sales in the six months ended June 30, 2005 as compared to 15.7% in the six months ended June 30, 2005. Expenses remained the same in dollars as volume increased.

     Income (Loss) from Operations. Income from operations for the six months ended June 30, 2006 decreased $635,000 to a loss from operations of $371,000 from operating income of $264,000 for the six months ended June 30, 2005.

This decrease is due to lower lettuce yields related to crop failure and an ammonia leak which shut the plant down for two days.

     Other Income. Other income for the six months ended June 30, 2006 increased $45,000 or approximately 38% to $162,000 from $117,000 for the year six months ended June 30, 2005. This increase is due to additional rent income from Allison’s.

     Interest Expense. Interest expense increased $6,000 for the six months ended June 30, 2006 compared to the six months ended June 30, 2005, reflecting a slight increase in debt.

     Income Taxes. Our effective tax rate in the six months ended June 30, 2006 compared to the six months ended June 30, 2005 was higher as a result of tax loss carry-forwards

Liquidity and Capital Resources

     Historically, we have financed our liquidity requirements through internally generated funds, senior bank borrowings and the issuance of other indebtedness. We believe such sources remain viable financing alternatives to meet our anticipated needs. Our investments in facilities and equipment have been a significant use of capital. We plan to continue to invest in advanced production facilities to enhance our competitive position.

     Cash used by operating activities was $228,000 for the year ended December 31, 2005, compared to cash provided by operations of $1.4 million for the year ended December 31, 2004. The decrease in our operating cash flow was primarily attributable to a decrease in net earnings, an increase in accounts receivable and a decrease in accounts payable. Cash flow provided by operating activities was $1.4 million for the year ended December 31, 2004 compared to $487,000 for the year ended December 31, 2003. The increase in our cash flow provided by operating activities was attributable to an increase in earnings and an increase in accounts payable. Cash provided by operating activities was $574,000 for the six months ended June 30, 2006 compared to cash used in operating activities of $976,000 for the six months ended June 30, 2005. This was a result of an increase of accounts payable.

     We are obligated to meet certain covenants under our long-term debt. Under the most onerous of these it is required to:

  maintain a debt service coverage ratio of 1.50 to 1.00. The ratio will be reported to the Trustee and beneficial owners of the Industrial Development Bonds quarterly for each of the previous four quarters. If the debt service coverage ratio reported for each of four consecutive quarters is less than 1.50 to 1.00 we could be required to retain a consultant at the request of our revenue bond holders. No consultant has been retained even though the ratio has fallen below the requirement. For the six months ended June 30, 2006 our debt service coverage ratio was 1.07 to 1.00.

  maintain a current ratio of 1.10 to 1.00 calculated as of the last day of each calendar quarter beginning after January 1, 2006. As of June 30, 2006, our current ratio is 0.62 to 1.00.

  maintain a debt to equity ratio of not more than 4.00 to 1.00 calculated as of the last day of each calendar quarter beginning after January 1, 2006. As of June 30, 2006 our debt to equity ratio is 174 to 1.00.

  have not more than 10% of its accounts payable in excess of 75 days past due. We are in compliance with this covenant as of June 30, 2006.

  have not more than 20% of its accounts receivable in excess of 90 days past due. We are in compliance with this covenant as of June 30, 2006.

     Noncompliance with the debt service coverage ratio, the current ratio, or the debt to equity ratio will not be considered an event of default under the terms of the agreement. Noncompliance with the above ratios results in an increase in the interest rate on each of the Bonds of 1% in total until we are in compliance with the required ratios.

     Net long-term capital lease obligations total $649,000 at December 31, 2005, compared to $806,000 at December 31, 2004. At June 30, 2006, net long-term capital lease obligations totaled $569,000. These obligations consist of various equipment leases at various fixed rates, secured by related equipment. Payment terms and maturity dates vary from lease to lease.

     The principal payment requirements on our long-term debt and our capital lease obligations at December 31, 2005 range from approximately $690,000 in 2006 to $527,000 in 2010 for long term debt and $163,000 to $92,000 for capital lease obligations and aggregate $9.4 million for long-term debt and $812,000 for capital lease obligations until maturity as follows:

Year Ending	Capital Lease
December 31,	Long-Term Debt	Obligation	Total
2006	$690,308	$162,804	$853,112
2007	626,834	169,118	795,952
2008	534,195	185,168	719,363
2009	712,543	202,748	915,291
2010	527,411	92,303	619,714
2011-2028	6,327,957	—	6,327,957

Principal outstanding at
December 31, 2005	$9,419,248	$812,141	$10,231,389

Recently Issued Accounting Pronouncements

     In May 2003, the FASB issued SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity.” SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Company has determined that SFAS No. 150 will not have a material impact on its financial position or results of operations.

     In November 2004, the FASB issued SFAS No. 151, Inventory Costs – An Amendment of Accounting Research Bulletin No. 43, Chapter 4 (SFAS No. 151). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005, and will be required to be adopted by the Company effective January 1, 2006. The Company has determined that the adoption of SFAS No. 151 will not have a material impact on its results of operations and financial condition.

     In December 2004, the FASB issued a revision to SFAS 123R (revised 2004), Share-Based Payment, which replaces SFAS No. 123 and supersedes APB Opinion No. 25. The revision requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. The statement eliminates the alternative method of accounting for employee share-based payments previously available under APB Opinion No. 25. The provisions of the statement will become effective for the Company in the fiscal year beginning January 1, 2006 for all equity awards granted after the effective date. The adoption of SFAS No. 123R has not had a material effect on results of operations because there are have been no share-based payments or stock options granted, although the Company has adopted an equity incentive plan.

     In December 2004, the FASB issued SFAS 153 “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29” effective for non-monetary asset exchanges occurring in the fiscal year beginning January 1, 2006. SFAS 153 requires that exchanges of productive assets be accounted for at fair value unless fair value cannot be reasonably determined or the transaction lacks commercial substance. SFAS 153 is not expected to have a material effect on the Company’s financial position or results of operations.

     In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which supersedes APB Opinion No. 20 and SFAS No. 3. SFAS 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Adoption of SFAS 154 is required for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The Company will adopt this new standard effective January 1, 2006. The adoption of this standard is not expected to have a material effect on the Company's consolidated financial statements.

Allison’s Gourmet Kitchens

Overview

     Allison’s Gourmet Kitchens was formed in March 2003 to diversify Vaughan Foods’ commodity fresh-cut produce with higher margin value added refrigerated prepared salads. The company was founded as a limited partnership by Herb Grimes and Mark Vaughan. Four key factors for this start-up were:

  Vaughan Foods was purchasing high volumes of produce items that are utilized in refrigerated prepared salads.

  Vaughan Foods had a fleet of refrigerated trucks already in place to implement distribution in the region.

  Vaughan Foods was already producing a limited line of refrigerated salads and there was adequate space within the current facility to produce approximately 15,000,000 pounds of product annually.

  Herb Grimes had over 25 years of experience managing businesses in the industry.

     We expanded Vaughan’s 10 existing product lines to 55. This was accomplished by developing marketing programs that are tailored to foodservice and retail grocery chains. The current mix of business is 65% retail with major customers HEB, Brookshires, Ingles, United Supermarkets, Wal-Mart, AWG, and Dillon’s and 35% foodservice with Sysco, Ben E. Keith, Dot Foods, U.S. Foodservice, Labatt, Cash Wa and 20+ other smaller distributors. By the end of 2005 we were at maximum capacity and began construction on an addition to the existing building that will give us the capacity to produce products that can generate sales in excess of $50 million annually.

Results of Operations Allison’s Gourmet Kitchens
	Percentage of Revenue
				Six months ended
	Years Ended December 31,			June 30,
				(unaudited)

	2003	2004	2005	2005	2006

	(in thousands)
Revenue	$3,382	$9,173	$13,111	$7,062	8,627
Cost of Revenue	76.9%	75.8%	75.1%	75.4%	77.8%
Gross profit/margin	23.1%	24.2%	24.9%	24.6%	22.2%
Selling, general and
administrative expenses	19.6%	17.5%	18.0%	17.2%	17.2%
Income (loss) from	3.5%	6.7%	6.9%	7.4%	4.9%
operations
Interest expense	0.5%	0.3%	0.1%	0.2%	0.5%
Other income (expense)	—	—	—	—	—
Income (loss) before
provision for taxes	3.0%	6.4%	6.8%	7.3%	4.5%
Net income( loss)	3.0%	6.4%	6.8%	7.3%	4.5%

Comparison of Years Ended December 31, 2005 and 2004

     Net Sales. Net sales were $13.1 million and $9.2 million for the years ended December 31, 2005 and 2004, respectively. The increase in net sales was primarily due to an increase in volume and the addition of new customers. Volume in total pounds sold grew from 7.9 million in 2004 to 14.6 million in 2005, an increase of 84.8%.

     Gross Profit. Gross profit for the year ended December 31, 2005 increased $1.1 million to $3.3 million from $2.2 million for the year ended December 31, 2004. Our gross profit margin was 24.9% of net sales for 2005, compared with 24.2% for 2004. The increase in gross profit margin was due to increased sales related to new customers and price increases to existing customers.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2005 increased $749,000, or 46.6%, to $2.4 million from $1.6 million for the year ended December 31, 2004. The increase in expenses was related to an increase in sales. Selling, general and administrative expenses were 18.0% of net sales in 2005 as compared to 17.5% in 2004.

     Income (Loss) from Operations. Operating income for the year ended December 31, 2005 increased $294,000, or approximately 47.9%, to $909,000 from $614,000 for the year ended December 31, 2004. This increase is due to the sales growth of the business.

     Interest Expense. Interest expense decreased $21,000 in 2005 compared to 2004, reflecting decreased debt reduced from operating income.

     Income Taxes. Because Allison’s is a partnership and not a tax-paying entity, no provision was made for income taxes.

Comparison of Years December 31, 2004 and 2003

     Net Sales. Net sales were $9.2 million and $3.4 million for the years ended December 31, 2004 and 2003, respectively. The increase in net sales was due to new customers, increased volume and higher prices. Volume in total pounds sold grew from 3.1 million in 2003 to 7.9 million in 2005, an increase of 157.1% .

     Gross Profit. Gross profit for the year ended December 31, 2004 increased $1.4 million to $2.2 million from $780,000 for the year ended December 31, 2003. The increase is attributable to an increase in volume. Our gross profit margin was 24.2% of net sales for 2004, compared with 23.1% for 2003.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2004 increased $944,000, or 142.3%, to $1.6 million from $.7 million for the year ended December 31, 2003. The increase in expenses was a result of sales growth. Selling, general and administrative expenses were 17.5% of net sales in 2004 as compared to 19.6% in 2003.

     Income (Loss) from Operations. Operating income for the year ended December 31, 2004 increased $481,000, or approximately 476.3%, to $583,000 from $101,000 for the year ended December 31, 2003. This increase is due to new business with higher margins.

     Interest Expense. Interest expense increased $16,000 in 2004 compared to 2003, reflecting increased debt for manufacturing equipment.

     Income Taxes. Because Allison’s is a partnership and not a tax-paying entity, no provision was made for income taxes.

Comparison of six months ended June 30, 2006 and 2005

     Net Sales. Net sales were $8.6 million and $7.1 million for the six months ended June 30, 2006 and 2005, respectively. The increase in net sales was due to increased volume related to new customers and an increase in prices. Volume in total pounds sold, grew from 7.2 million in the six months ended June 30, 2005 to 10.5 million in the six months ended June 30, 2006, an increase of 45.8% .

     Gross Profit. Gross profit for the quarters ended June 30, 2006 and 2005 increased to $1.9 million for the six months ended June 30, 2006 from $1.7 million for the six months ended June 30, 2005. Our gross profit margin was 22.2% of net sales for the six months ended June 30, 2006, compared with 24.6% for the six months ended June 30, 2005. The decrease in gross profit margin was due to increased costs associated with over capacity and the expense of using canned potatoes.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six months ended June 30, 2006 increased $274,000, or 22.5%, to $1.5 million from $1.2 million for the six months ended June 30, 2005. The increase in expenses was caused by commissions on new sales. Selling, general and administrative expenses were 17.2% of net sales in the six months ended June 30, 2005 as compared to 17.2% in the six months ended June 30, 2006.

     Income (Loss) from Operations. Operating income for the six months ended June 30, 2006 decreased $99,000 or approximately 18.8% to $427,000 from $526,000 for the six months ended June 30, 2005. This decrease was directly related to the use of canned potatoes which we had to purchase to meet production commitments since we did not have sufficient capacity.

     Interest Expense.Interest expense increased $28,000 for the six months ended June 30, 2006 compared to the six months ended June 30, 2005, reflecting additional debt for new equipment.

     Income Taxes. Because Allison’s is a partnership and not a tax-paying entity, no provision was made for income taxes.

Liquidity and Capital Resources

     Historically, we have financed Allison’s liquidity requirements through internally generated funds, and the issuance of indebtedness. We believe such sources remain viable financing alternatives to meet our anticipated needs. Our investments in equipment have been a significant use of capital. We plan to continue to invest in advanced production facilities to enhance our competitive position.

     Cash flow provided by operating activities was $1.6 million for the year ended December 31, 2005, compared to $68,000 for the year ended December 31, 2004. The increase in cash flow provided by operating activities was primarily attributable to an increase in net earnings, a decrease in accounts receivable and an increase in accounts payable and accrued liabilities. Cash flow provided by operating activities was $68,000 for the year ended December 31, 2004 compared to cash used by operations of $46,000 for the year ended December 31, 2003. The increase in our cash flow provided by operating activities was attributable to an increase in net earnings. Cash flow provided by operating activities was $567,000 for the six months ended June 30, 2005 compared to net cash used in operating activities of $275,000 for the six months ended June 30, 2006. The variance of $842,000 is due to decreased net income for the period of approximately $125,000, increase in accounts receivable of $1.0 million, offset by net increases in accounts payable and accrued liabilities of $400,000.

     Allison’s has a $1,000,000 secured bank line of credit, initiated on March 3, 2006, at an interest rate of Wall Street Journal prime plus 0.50%, with an initial rate of 8.00% . Interest is payable on a monthly basis. The line of credit is secured by all of Allison’s assets, including accounts receivable, inventory and equipment and personal guaranties of Herb Grimes and Mark Vaughan. At June 30, 2006 there was $262,000 borrowed under this line of credit. The bank line of credit agreement is subject to certain covenants that Allison’s was in compliance with or has obtained a waiver as of June 30, 2006. At December 31, 2004 and 2005, there were no short-term borrowings on previous lines of credit.

     In addition to the line of credit, Allison’s secured a loan for equipment purchases in the amount of $2,400,000 with the same interest rate as the secured line of credit discussed above. The maturity date of this loan is

March 3, 2011. The proceeds of the equipment loan were used to pay off existing debt related to previous equipment purchases and to purchase new equipment, of which some payments had been made as of June 30, 2006.

     Net long-term debt and capital lease obligations were approximately $945,000 and $9,000 at June 30, 2006.

     Annual principal payments to maturity, for long-term debt and capital lease obligations, at December 31, 2005 ranged from approximately $81,000 to $91,000 for long-term debt through 2007 and $54,000 to $69,000 through 2008 for capital leases as follows:

Year Ending	Capital Lease
December 31,	Long-Term Debt	Obligation	Total

2006	$91,209	$66,719	$157,928
2007	80,930	69,559	150,490
2008	—	54,105	54,105
2009	—	—	—
2010	—	—	—

Principal outstanding at
December 31, 2005	$172,139	$190,383	$362,523

BUSINESS

Overview

     We process and package value-added, refrigerated foods which we distribute to our customers three or more times per week in our fleet of refrigerated trucks and trailers. Distribution is concentrated in the 12-state marketing area within a 500 mile radius of our plant in Moore, Oklahoma, a suburb of Oklahoma City, consisting of all or portions of the states of Arkansas, Colorado, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska, Oklahoma, New Mexico, Tennessee and Texas. Our marketing area is largely determined by the short shelf life of our products and, to a lesser extent, by the cost of refrigerated shipping.

     Our principal products fall into two categories: refrigerated prepared salads, such as chicken, tuna, bean and pasta salads, coleslaw and potato salad, and fresh-cut produce, primarily salads and salad mixes. Until the end of 2002 our line consisted primarily of fresh-cut produce which we packaged and sold to food service customers. In 2002, we began to expand our operations into a more diverse line of refrigerated foods, in order to provide opportunities for greater profit margins. First, we added a limited number of refrigerated prepared salads. In March 2003, three of our officers, together with Herb Grimes, a director nominee, co-founded Allison’s Gourmet Kitchens, LLP to process a line of refrigerated prepared salads for retail outlets, as well as our historical food service customers and restaurant chains. These refrigerated prepared salads generate higher gross profit margins than our fresh-cut produce. Allison’s is integrated with our operations. It uses our production facility in Moore, Oklahoma and our distribution network, including our fleet of refrigerated tractors and trailers, and shares certain office, managerial and other personnel. Allison’s also utilizes our fresh-cut produce in making its prepared salads. Also, since 2002 we have been expanding our fresh-cut line to include more salad mixes, packaged to better meet the needs of retail chain store accounts. These salad mixes for retailers also typically enjoy higher gross profit margins than produce sold to food service customers.

     We believe that we are a leading regional supplier of our products within our primary marketing area. We process approximately 1.4 to 1.7 million pounds of fresh-cut, ready-to-eat branded and private label salads every week and produce approximately 70 different salad products in a variety of food service and retail package sizes, including custom vegetable mixes and custom sized packages for our large volume customers. Salads and salad mixes are sold primarily to restaurant chains, food service businesses, institutional users and, to a lesser extent, retail chains while the bulk of our refrigerated prepared salads are sold to grocery store deli departments, food service distributors and regional restaurant chains.

     A substantial element of our growth plan is focused on our higher margin opportunities. In accordance with this plan, in June 2006, Allison’s acquired Wild About Food, Inc., a processor of fresh soup, stews, sauces and side dishes.

Industry Background

     In 2005, the fresh-cut produce industry generated revenues of $10.5 billion in the United States according to the Produce Marketing Association, or the “PMA.” Since 2000, the industry has shown an annual rate of increase of 12.5% according to the PMA. We believe this growth, has been driven primarily by the convenience and efficiency of pre-cut products in the foodservice industry, our principal market for pre-cut produce, and secondarily by population increases and national demographic and social trends favoring the increased consumption of fresh-cut foods such as an aging population focused on health and nutrition issues and growing awareness of the importance of consumption of fresh fruits and vegetables in countering obesity. We believe that these factors, along with increased education regarding food safety programs, are favorable to sustained growth in the industry.

     In the year ended December 31, 2005, refrigerated prepared foods including prepared salads, entrees, sandwiches and chili generated deli sales of nearly $5 billion, an increase of 8.4% over the prior comparable period, according to the ACNeilsen strategic planner. Comparable items sold through food, drug and mass market channels other than WalMart, generated sales of $1.7 billion, an increase of 6.6% over the comparable period

Growth Plan

     We currently supply only a small part of the demand of our larger clients for our refrigerated prepared salads and freshly cut salad and salad mixes. Our ability to supply our customers’ needs within our existing 12-state marketing area is constrained by the size limitations of our current plant and the limitations of our product line, while we are in the process of expanding. In order to supply the needs of these customers and potential new customers outside of our primary market area, we would need to create other new facilities so that we can continue to deliver the freshest products and maintain our pricing and cost structures. In addition, we believe that our existing customers would buy additional products that we add to our line, such as freshly prepared soups and stews, sauces and dressings, of the type produced by Wild About Food, as well as organic fruits and vegetables, side dishes and preservative free salad kits. Accordingly, we plan to enlarge our business by taking the following steps:

  Increase productive capacity for refrigerated prepared salads. We are currently building a 40,000 sq. ft. addition to our 108,000 sq. ft. plant in Moore, Oklahoma to be used for refrigerated prepared salads and other prepared products. A new, state-of-the-art potato cook/chill system in that facility will substantially increase output of cooked and chilled potatoes for use in our potato salad products. Other new equipment will enable us to prepare our own dressings and sauces, ingredients that we now purchase. The additional space will also allow us to reorganize our existing plant to increase our capacity for producing salads and salad mixes from approximately 1.4 to 1.7 million pounds per week to approximately 2.2 million pounds per week.

  Increase utilization of refrigerated delivery capacity. We plan to increase the use of our existing fleet of refrigerated trailers, and new refrigerated trailers purchased with proceeds of this offering, in “back haul” transportation for other shippers.

  Broaden product line. We plan to broaden the line of products offered both in our existing primary market region and elsewhere through internal growth and the acquisition of complementary businesses. Our acquisition of Wild about Food and its line of freshly prepared soups, stews, sauces and dressing was an initial step in this direction. We believe that the addition of these products as well as organic fruits and vegetables, side dishes, preservative free salad kits and other refrigerated products will enable us to more fully meet the needs of our existing restaurant chain and food service businesses.

  Broaden market reach. Many of our existing customers operate beyond our primary market area. We believe that we can broaden business with these customers and also add new customers, particularly in the Midwest, by building or acquiring new facilities in contiguous and other marketing areas. We believe that our reputation is known in some surrounding areas and that this should facilitate our geographic expansion.

                 •      Though much of our growth plan is based on internal growth, we also plan, where feasible, to add to our customer base, increase market share, increase our geographic reach, enhance our productive capacity and broaden our product line by acquisition of regional competitors.

     Achieving our growth plans will enable us to spread fixed overhead costs over a larger revenue base and enable us to have a stronger bargaining position in negotiating for raw material supplies. Larger production runs should also help in containing or reducing processing costs, including per unit labor costs. Increased distribution may also permit more efficient use of our truck and refrigerated trailer fleet and facilitate the further development of our “back-haul” and third-party logistics transportation business.

Processing, Packaging and Delivery

     Our fresh-cut produce is processed and packaged in refrigerated production rooms. Vegetables are inspected, defective items are removed and the remaining vegetables are then cut, washed and sanitized in chilled chlorinated water. This washing process helps to increase shelf life and eliminate micro-organisms that might cause food-borne illnesses. Produce is then spin-dried and elevated to an automatic scale and form-fill and seal packaging machine. Finally, finished products are packed in sizes that fit customer’s needs, and boxed to insure that delicate items arrive at the customer's door in good condition. Most items are made to order daily for maximum freshness, shelf-life and quality. Orders are pulled and palletized in a finished goods cooler, with each pallet tagged by customer and contents to assure delivery to the proper destination.

     The degree of freshness of our products is dependent upon distance to market and delivery schedules of our foodservice distributor customers. In order to ensure freshness of product, we operate our own fleet of 23 trucks and 28 fifty-three foot refrigerated trailers, running 55 outbound routes per week. Approximately 70% of the fleet are 2005 models and all are equipped with GPS tracking. Trucks are pre-cooled before being loaded from our refrigerated loading dock. We deliver cut-to-order products three or more times a week, and up to six times a week to foodservice distributors. While our frequent delivery schedule is expensive, we believe that it helps our marketing efforts by emphasizing the freshness and quality of our produce. While transportation costs have been high, we have recently hired a transportation professional to manage our truck fleet and generate offsetting income through backhaul operations, that is, the use of our transportation assets to haul goods for hire on return trips from our customers. To assure freshness to the ultimate consumer, we urge our customers to use first-in/first-out inventory control.

      Following the combination of our fresh-cut produce and refrigerated prepared salad lines, we expect to realize additional efficiencies in buying produce, processing and delivery.

     We observe “Good Manufacturing Practices,” as established by the U.S. Food and Drug Administration and the U.S. Department of Agriculture, and we are audited by several independent inspection groups to assure that production operations meet or exceed safety standards. We believe these controls assure our customers of consistently high quality products.

Products

     Fresh-Cut Produce. Our principal products consist of fresh-cut, ready-to-eat, value-added branded salads and salad mixes. We select, process and sell approximately 1.4 to 1.7 million pounds of these fresh-cut products weekly. Products are generally sold in branded packages, including the following:

Salad Kits	Miscellaneous

Chicken Caesar Kit	Onions
Broccoli Salad Kit	Carrot/Celery Snacks
Cole Slaw Kit	Tomatoes
Pico de Gallo	Green, Red and Yellow Peppers
Cabbage and Onions	Cauliflower/Broccoli Florets
Potatoes
Salad Mixes	Squash
Premium Salad Blend	Turnips
Garden Salad Mix	Radishes
Shredded Iceberg
Garden Salad Mix
Chopped Romaine

     To increase appeal of our products in the retail market we have recently added a “Fresh Fixins®” line, the most important product in which is a grill kit containing a mix of sliced onions and tomatoes, lettuce and other toppings for burgers prepared at home. We believe that expansion of our “Fresh Fixins®” and “Serve Fresh Kits™” line presents an opportunity for further growth of our business with retailers as consumers have become frustrated with the lack of quality and food safety problems with products from store based or local processors, often referred to as “chop shops”.

     Following the offering, we plan to broaden our fresh-cut line to include sliced fruit and organic fruits and vegetables.

     Refrigerated Prepared Salads. The following are our current refrigerated prepared salad products, packaged in various sizes from bulk to “redi-pack”:

No. of Formulations

Potato Salads	16
Pasta Salads	8
Cole Slaws	3
Bean Salads	4
Misc. Salads	7
Meat Salads	10
Desert Salads	8
Fruit Salad	8

     In 2006 we introduced in Wal-Mart fresh salads based upon a component kit that is mixed fresh each day in the store. These kits contain all the components required for a side dish or salad, packed separately. Store personnel make fresh salads and side-dishes as needed throughout the day providing a fresh product with better cost control for the operator and earning a high level of customer satisfaction. The product has been well received by Wal-Mart and others in the retail and food service communities.

     We plan to introduce a line of fresh-prepared dips after completion of our plant expansion later in 2006 and we plan to differentiate this line from its competitors by utilizing as many fresh vegetables as possible. Development of this line has been completed. The line will include spinach, jalapeno, artichoke, cucumber dill and garden vegetable fresh gourmet dips. We also plan to roll-out other fresh-chilled products in 2007. The technology for these products include batch kettle cooking and rapid “Chill After Cook.” This refrigerated fresh-chilled line will include several soups as well as chili, stews and sauces and will be marketed in bulk and packaged form.

     A major ingredient in our refrigerated prepared salads, and also in our salad component kits, is salad dressing. We currently purchase salad dressings from others. However, with the opening of our expanded production facility, we will manufacture dressings for internal use as well as for external sale.

Delivery System and Hauling Services

     We reduce the costs of our delivery system and also generate revenue from our transportation assets by hauling product for others, either by backhauling or Third-Party Logistics (3PL). In backhauling we find freight for our empty trucks at or near the termination points of our own routes, then transport that freight back to the vicinity of our facility. Backhauls produce lucrative “Less-Than-Truckload” rates for our regional business. In 3PL we warehouse and transport other firms’ goods that have similar distribution requirements to our own products. Though lucrative, our 3PL service is limited by insufficient warehouse space. However, our national growth plans call for increased 3PL capability through renting of additional warehouse space and increasing the ratio of refrigerated trailers to trucks.

     We have invested heavily in our delivery system because it is the key element that ties our product lines together. Our products are perishable and have shelf lives ranging from a few days to a maximum of 45 days. To ensure the freshness and quality of our products we distribute them three times per week, or for some large customers, daily, in our own fleet of more than 25 fifty-three foot refrigerated trailers and more than 20 trucks. Our delivery system is flexible and responsive to our customers’ needs and meets the current consumer demand for high quality, fresh food items. Our pattern of frequent delivery also builds strong customer loyalty.

Agricultural and Other Supplies

     We purchase fresh produce from approximately 50 suppliers in five diverse growing regions of California, Arizona, Colorado, Florida and Mexico. Purchasing produce from a number of different growing regions helps keep cost in control and protects our supply chain against adverse growing factors and seasonal variability in production. This supplier and geographic diversity also reduces our risk of shortfalls in supplies due to natural disasters, labor disruptions and other supply interruptions in any one area. We purchase other ingredients for our processed refrigerated prepared salad line and packaging material from a limited number of suppliers, but believe that all of these ingredients and other supplies are generally available in the marketplace at competitive prices. To keep costs down and maintain quality we have long-term established relationships with many of our suppliers and purchase an important part of our fresh produce pursuant to seasonal buying contracts. All produce is purchased directly from growers to further ensure consistent supply and quality.

     Our quality assurance department inspects each incoming load to insure that it meets our standards. All raw product is stored in our temperature monitored, refrigerated warehouse prior to use. We track all items from the field to the customer and adhere to a strict first-in/first-out inventory control system.

     We believe that our raw produce costs are higher than those of our major West Coast processor competitors. We are seeking to reduce our costs through coordinated buying programs with other regional processors with quality standards similar to our own. However, we may not be able to reach agreement with these other processors and coordinated buying may not lower our cost of raw produce.

Marketing and Sales

     Fresh-cut produce products are marketed and sold to restaurant chains, food service businesses, institutional users and, to a lesser extent, to retail stores and their suppliers. Refrigerated prepared salads are marketed and sold primarily to grocery store deli departments and food service distributors. We believe that our ability to sell both fresh-cut produce and refrigerated prepared salads will provide cross-marketing opportunities that foster increased sales to restaurant chains and food service customers. Our products are currently provided to approximately 140 end-user recurring revenue accounts throughout the Plains States, Southwest and Southeast. While we are not dependent on any single account, seven independent Sysco Foods distributors represented, in the aggregate, approximately 23% of our sales in 2004 and 24% in 2005. Consistent demand enables us to enter into regular supply contracts with growers, helping to insure consistent sourcing.

     We offer our customers a wide range of ready-to-order quality products in convenient packaging types and sizes. We also provide added value by creating custom vegetable mixes and custom sized produce cuts to fill special needs of large volume customers. Unlike some of our larger national competitors, we can produce and deliver these customized “cut-to-order” fresh-cut products to distributors in less than two days. Our wide product mix enables our distributors to differentiate our products from those of our competitors when selling to their restaurant and institutional accounts.

     In marketing our products we emphasize their freshness and quality. We also highlight our ability to package products in a wide variety of styles and sizes to meet customer demand. We can also quickly satisfy private labeling or recipe requirements, special packaging needs, frequent delivery schedules and can tailor pricing and promotional programs in coordination with customer programs.

     We also promote our products by providing vital educational information to foodservice distributors and their end-user customers. Our marketing materials stress the benefits of fresh-cut produce and emphasize how fresh-cut produce meets the needs of restaurant and institutional food service professionals. We also plan to provide our distributors with information regarding yield and cost comparisons between whole produce and our fresh-cut products, food safety facts obtained from government and research groups, such as the Center for Disease Control, the need for the products which are sanitized of microorganisms that can cause food-borne illnesses and the freshness of our cut-to-order products when compared to those delivered from the West Coast, emphasizing shelf-life at the time of delivery. Proposed additional regional advertising will focus attention on the benefits of a regional fresh-cut processor. We believe that the training, marketing materials and high level of customer support which we provide are important components of our marketing efforts.

     After this offering, we intend to use a portion of our increased working capital to promote increased sales to members of Produce Alliance and Golbon, fresh produce buying groups composed of distributors of fresh produce to the foodservice industry, through direct sales contact, participation in their annual meetings and collaboration in their internal group advertising efforts. While we are currently the only specifically designated supplier of fresh-cut produce for the Golbon group, their distributor members may purchase from other suppliers.

Competition

     In our fresh-cut produce business we compete against large national processors, including Dole, Del Monte, Taylor Farms and the Fresh Express Division of Chiquita Brands International, regional processors and local “chop shops.” The national processors typically have production facilities on the West Coast near the farms that grow much of the produce that they process. We believe that the national processors may enjoy cost advantages in buying produce. They have significantly greater financial and human resources and, in some cases have established, or are seeking to establish, regional processing facilities outside the West Coast to move closer to their customers. We compete successfully with these processors based upon the quality and freshness of our product, our ability to have speedy delivery within our primary market area and our ability and willingness to configure and package our product to meet the needs of our customers. We compete with our regional processor competitors on the same basis, but also on price. Price and quality are also particularly important in our competition with store based or local processors, often referred to as “chop shops.” If we and other regional competitors increase our market share, the major national processors may offer special pricing promotions aimed at retaining business or seek to acquire regional processors in order to supply a fresher product to local market and gain the other advantages of a local presence. We believe that we can compete sucessfully with all categories of competition.

     In our refrigerated prepared salad business we compete with Reser’s, the largest company in the deli salad business, with Orval Kent Food Company, which operates a processing plant in Baxter Springs, Kansas. We believe we compete successfully on the basis of the quality of our products, our customer service and our record for frequent, on-time, delivery.

     We believe that we have a number of competitive strengths that in combination contribute to our ability to compete with major national and regional processors of fresh-cut produce and refrigerated prepared salads, particularly:

  Frequent deliveries. We deliver our perishable and short shelf life products three or more times per week. Our frequent deliveries coupled with our assistance to customers on how to handle our products on a “first in – first out” basis insures the freshness of our product to the ultimate consumer.

  Distribution capability. We operate our own fleet of more than 20 trucks and more than 25 fifty-three foot refrigerated trailers giving us rapid delivery capability and strong logistical control.

  Diverse and customized products. We offer a diverse range of ready-to-order quality products in convenient packaging types and sizes. We can also deliver customized “cut-to-order” fresh-cut produce to distributors in less than two days.

  Single source supplier. As a single source supplier of both packaged fresh-cut salads and refrigerated prepared salads, we allow customers the opportunity to consolidate their sources of supply.

  Diverse sources of supply. In 2005, we purchased from approximately 50 suppliers in five diverse growing regions (California, Arizona, Colorado, Florida and Mexico). This geographic diversity reduces our risk of shortfalls in supplies due to weather, natural disasters, labor disruptions and other supply interruptions in any one area.

  Broad Customer Base. We currently have a approximately 140 recurring end-user revenue accounts throughout the Plains States, Southwest and Southeast. No customer accounted for more than 10% of sales in 2004 or 2005.

Intellectual Property

     We hold rights to the following United States trademarks:

  “Fresh Fixins®”

  “Allison’s Gourmet Kitchens and design™”

  “Vaughan Foods™”

  “Serve Fresh Kits™”

  “Wild About Food and design®”

     We believe that brand name recognition and the product quality associated with our brands are key factors in the success of our products. We rely on a combination of trademark, and with respect to our proprietary recipes trade secret laws, to protect our intellectual property rights. We are not currently aware of any material challenge to our ownership of our major trademarks.

Government Regulation

     We are subject to extensive regulation by the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Environmental Protection Agency, the U.S. Department of Transportation and state and local authorities in jurisdictions where our products are processed or sold. Among other things, these regulations govern the processing, packaging, storage, distribution and labeling of our products. Our processing facility and products are also subject to periodic compliance inspections by federal, state and local authorities. We are also subject to environmental regulations governing the discharge of air emissions, water and food waste, and the generation, handling, storage, transportation, treatment and disposal of waste materials. Amendments to existing statutes and regulations, adoption of new statutes and regulations, increased production at our facility as well as our expansion into new operations and jurisdictions may require us to obtain additional licenses and permits and could require us to adapt or alter methods of operations at costs that could be substantial. Compliance with applicable laws and regulations may adversely affect our business. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, which could have a material adverse effect on our business. See the Risk Factor on Government Regulation on page 14, above.

     We are licensed under the Federal Perishable Agricultural Commodities Act, or “PACA,” which specifies standards for the sale, shipment, inspection and rejection of agricultural products, governs our relationships with our fresh food suppliers with respect to the grading and commercial acceptance of product shipments. As a licensed commodity supplier under PACA, we are treated as a priority creditor in the event of the bankruptcy of our customers and are entitled to be paid out of PACA trust assets (produce inventory, products derived from that produce and cash and receivables generated from the sale of produce) prior to payments to other general creditors. We are also subject to regulation by state authorities for the accuracy of our weighing and measuring devices.

     The Surface Transportation Board and the Federal Highway Administration regulate our trucking operations. In addition, interstate motor carrier operations are subject to safety requirements prescribed by the U.S. Department of Transportation and other relevant federal and state agencies. Such matters as weight and dimension of equipment are also subject to federal and state regulations. We believe that we are in substantial compliance with applicable regulatory requirements relating to our motor carrier operations. Failure to comply with the applicable motor carrier regulations could result in substantial fines or revocation of our operating permits.

Property

     Our executive offices and plant are located at 216 Northeast 12th Street, Moore, Oklahoma in an 108,238 square foot office, plant and cold storage facility that we own. The facility operates 24 hours a day every day of the year. We are currently constructing a 44,000 square foot addition to our Moore plant which will add processing capacity to our refrigerated prepared salads business. We expect this addition to be operational by October 2006. We also lease, on a month-to-month basis approximately 13,500 square feet of warehouse space near our Moore facility. We own or lease a fleet of more than 20 trucks and more than 25 fifty-three foot refrigerated trailers, which cover a total of 55 outbound routes per week. About 70% of our trailers are 2005 models and all of our trailers are equipped with GPS tracking.

Employees

     As of June 30, 2006, Vaughan and Allison’s employed 515 people at our Moore, Oklahoma facility, of which 73 are salaried management, 7 are sales and sales support personnel 42 are other and administrative personnel and 393 are hourly wage personnel engaged in production, warehousing and distribution of our products. None of these employees are unionized. From time-to-time, we employ additional personnel on a part-time basis in manufacturing operations. We do not have collective bargaining agreements with respect to any of our employees. We believe that relations with our employees are good.

Legal Proceedings

     As of the date of this prospectus, we are not party to any material pending or threatened legal proceedings.

MANAGEMENT

Executive Officers and Directors

     The names, ages and titles of our executive officers and directors, as of May 1, 2006, are as follows:

Name	Age	Positions

Mark E. Vaughan	41	President, Chief Executive Officer and a director
Vernon J. Brandt	47	Vice President-Operations and a director
Stan L. Gustas	67	Vice President and Chief Financial Officer
Herbert Grimes	58	President and Chief Executive of Allison’s and a director nominee.

Marvin Haas	64	director nominee
Robert Dillon	50	director nominee
Laura J. Pensiero	39	director nominee

     Mark E. Vaughan Mark Vaughan has served as President, Chief Executive Officer and a director of Vaughan since 1992. He has over 20 years of food processing experience and has directed advances in quality control, food safety, purchasing and manufacturing processes at Vaughan. Mr. Vaughan attended the University of Oklahoma.

     Vernon J. Brandt – Vernon (“Butch”) Brandt has served as a Vice President and a director of Vaughan since 1994. He has experience in all areas of food processing, including maintenance, production management, distribution, sales and customer support, and nearly 20 years of experience in the fresh-cut vegetable processing industry. He is a graduate of Long Beach City College.

     Stan L. Gustas – Stan Gustas has served as a Vice President and Chief Financial Officer of Vaughan Foods since 1997. Before that he held various management and consulting positions in the food processing industry, including as Group Director of the Beef and Lamb Division of Wilson Foods and Executive Vice President/General Manager of Harris Packing Company. Mr. Gustas has over 40 years of experience in the food processing industry. He is a graduate of the University of Dubuque.

      Herbert Grimes – Herb Grimes has served as the general partner of Allison’s since 2003. In 1982, he co-founded Mrs. Crockett’s Kitchens, Inc., formerly known as Mrs. Giles’ Country Kitchens, Inc., and served as its Vice President Sales, Marketing and Research and Television Development until it was acquired by Orval Kent Food Company in 1996. From 1997 to 2000, Mr. Grimes continued to serve as and as Vice-President of Sales, Marketing, Research and Development until the company was acquired by Sky Chef, Inc. in 2002. Mr. Grimes has over 35 years experience in the food processing industry, with the bulk of his expertise in the refrigerated prepared salads business.

      Robert S. Dillon - Robert Dillon is a partner in the certified public accounting firm of Dillon & Associates, P.C. He has provided accounting and consulting services to Vaughan Foods since 1983 and to Allison’s Gourmet Kitchens Limited Partnership since its formation. He is a graduate of the University of Oklahoma and has been a member of the Oklahoma Society of Certified Public Accountants since 1979.

      Marvin I. Haas -- Marvin Haas has over 25 years’ experience in the food business. He was Vice Chairman and Chief Operating Officer of Chock Full O’Nuts Corporation from 1989 to 1993, when he became its President and Chief Executive Officer, and held those positions until its acquisition by Sara Lee Corporation in 1999. He served as consultant to Sara Lee’s retail coffee division from 1999 to 2000. He holds a B.S. degree from Northwestern University and an MBA from its Graduate School of Business.

      Laura J. Pensiero – Laura Pensiero has been the owner and manager of Gigi Trattoria, Rhinebeck, New York since 2001. In 2006 she founded and opened Gigi Market in Red Hook, New York, a year-round farmers’ market, gourmet store bakery and catering site. Since 1992 she has also been the founder and operator of Chef4Life, a nutrition and culinary consulting service promoting healthy eating and since 2005 a chef consultant and member of Just Salad LLC, a chain of New York City salad bars and restaurants. She has also served as the nutrition consultant to the Strang Cancer Prevention Center, New York, New York since 2005, and was the culinary coordinator for the Memorial Sloan-Kettering Prevention and Wellness Program, New York, New York, from 1999-2005. She continues to work with Strang’s nationwide Healthy Children, Healthy Future’s initiative. From 1998 to 2004 she was a consultant to the Culinary Institute of America, Hyde Park, New York. She is a co-author of The Strang Cancer Prevention Center Cookbook (2004) and the author of numerous articles on healthful diet and eating and Italian cuisine. She is a graduate of the State University of New York, Plattsburgh (1989), majoring in nutrition and food service management, and of the Professional Culinary Arts Program of The French Culinary Institute, New York, New York (1992).

Committees of the Board of Directors

     The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee will be made up entirely of independent directors.

     Audit Committee. The Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee’s responsibilities include the following:

  selecting, hiring and terminating our independent auditors;

  evaluating the qualifications, independence and performance of our independent auditors;

  approving the audit and non-audit services to be performed by the independent auditors;

  reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;

  overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;

  with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

  preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

     Following this offering, Mr. Dillon will be chairman of the Audit Committee and the other members of the Audit Committee will be Mr. Haas and Ms. Pensiero. The Board has determined that Mr. Dillon is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-B, and “independent” for purposes of Nasdaq listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934.

     Compensation Committee. The Compensation Committee assists the Board in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

  approving the compensation and benefits of our executive officers;

  reviewing the performance objectives and actual performance of our officers; and

  administering our stock option and other equity and incentive compensation plans.

     Following this offering, the members of the Compensation Committee will be Messrs. Dillon and Haas and Ms. Pensiero.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee assists the Board by identifying and recommending individuals qualified to become members of the Board, reviewing correspondence from our stockholders and establishing and overseeing our corporate governance guidelines. Specific responsibilities include the following:

  evaluating the composition, size and governance of our Board and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

  establishing a policy for considering shareholder nominees to our Board;

  reviewing our corporate governance principles and making recommendations to the Board regarding possible changes; and

  reviewing and monitoring compliance without code of ethics and insider trading policy.

     Following this offering, the members of the Corporate Governance and Nominating Committee will be Messrs. Dillon and Haas and Ms. Pensiero.

     As of the date of this prospectus, we have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions, as well as all of our other employees and directors. This Code of Ethics will be posted on our website at www.vaughanfoods.com.

Compensation of Directors

Executive Compensation

     Summary compensation. The following table sets forth information regarding compensation awarded to, earned by, or paid to our chief executive officer and our other most highly compensated executive officers whose compensation exceeded $100,000 in 2005 for all services rendered to us in all capacities during the last three completed fiscal years.

Summary Compensation Table1

					Long-Term
					Compensation
					Securities
Name and Principal				Other	underlying
Position	Year	Salary	Bonus	Compensation	options

Mark E. Vaughan,	2005	$210,082	$—	$—	$—
President and Chief	2004	184,835	—	—	—
Executive Officer	2003	149,495	—	—	—

Herb Grimes, Managing	2005	236,232	98,851	—	—
Partner Allison’s	2004	158,939	90,978	—	—
Gourmet Kitchens	2003	82,363	—	—	—

Vernon Brandt Jr., Vice	2005	140,672	—	—	—
President of Operations	2004	151,600	—	—	—
	2003	148,135	—	—	—
			—	—	—

Roger Clanton, Vice	2005	101,586	—	—	—
President of Sales	2004	97,959	—	—	—
	2003	94,624	—	—	—

1.	The table includes, in the amounts shown for Herb Grimes, compensatory payments consisting of management fees paid by Allison’s to Braxton Management, Inc., the general partner of Allison’s. Mr. Grimes is President of Braxton Management, Inc. The table does not include distributions to the limited partners of Allison’s in respect of their partnership interests.

Director Compensation

     Compensation of our directors will be determined after all director nominees have assumed their positions on the Board.

Equity Incentive Plan

     In August 2006, our stockholders approved and ratified a Vaughan Foods, Inc. Equity Incentive Plan, or the “Plan,” the purpose of which is to attract and retain the personnel necessary for our success. The Equity Incentive Plan gives our board of directors the ability to provide incentives through grants of incentive and non-qualified stock options to our employees, consultants and directors.

     A total of 1,650,000 shares of our common stock are reserved for issuance under the plan. If an award expires or terminates unexercised or is forfeited to us, the shares underlying the option award become available for further awards under the plan. As of the date of this prospectus, no awards have been made under the Plan.

     The purpose of the Plan is to provide incentives to employees, directors and consultants whose performance will contribute to our long-term success and growth, to strengthen Vaughan's ability to attract and retain employees, directors and consultants of high competence, to increase the identity of interests of such people with those of its stockholders and to help build loyalty to Vaughan through recognition and the opportunity for stock ownership. The Compensation Committee of the Board will administer the Plan and, except as otherwise provided in the Plan, will have complete authority and discretion to determine the terms of awards.

     The following description of the Plan is a summary and is qualified in its entirety by reference to the Plan.

Eligibility

     Under the Plan, incentive stock options may be granted only to employees and non-qualified stock options may be granted to employees, directors and consultants.

Term and Amendment of the Plan

     Unless terminated earlier, the Plan and will expire in 2016. Our board may also amend the Plan, provided that no amendment will be effective without approval of our stockholders if shareholder approval is required to satisfy any applicable statutory or regulatory requirements.

Terms of Options

     The Plan permits the granting of both incentive stock options and nonqualified stock options. Generally, the option price of both incentive stock options and non-qualified stock options must be at least equal to 100% of the fair market value of the shares on the date of grant. The maximum term of each option is ten years. For any participant who owns shares possessing more than 10% of the voting rights of Vaughan's outstanding shares of Common Stock, the exercise price of any incentive stock option must be at least equal to 110% of the fair market value of the shares subject to such option on the date of grant and the term of the option may not be longer than five years. Options become exercisable at such time or times as the Compensation Committee may determine at the time it grants options.

Federal Income Tax Consequences

     Non-qualified Stock Options. The grant of non-qualified stock options will have no immediate tax consequences to the Company or the grantee. The exercise of a non-qualified stock option will require an employee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price. Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, an employee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. Vaughan will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the employee is in receipt of income in connection with the exercise of a non-qualified stock option.

     Incentive Stock Options. The grant of an incentive stock option will have no immediate tax consequences to Vaughan or its employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee's alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

Pension Plans

     We do not maintain any defined benefit pension or retirement plans for our executive officers, directors or employees.

Limitations of Directors’ Liability and Indemnification

     Our certificate of incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. This provision does not eliminate or limit the liability of a director:

  for any breach of the director's duty of loyalty to the corporation or its stockholders for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law under Section 1053 of the Oklahoma General Corporation Act for any transaction from which the director derived an improper personal benefit

     Our certificate of incorporation also provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the Oklahoma General Corporation Act, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our certificate of incorporation, Bylaws and the Delaware General Corporation Law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Immediately prior to the closing of this offering, pursuant to agreements dated May and June 2006, we will acquire from Mark Vaughan and Vernon J. Brandt, Jr., for a nominal consideration, 60% of the limited partnership interest in Allison’s Gourmet Kitchens, a limited liability partnership, and also acquire from Herbert Grimes and Stan Gustas the remaining 40% of the limited partnership interests and the general partnership interest in Allison’s Gourmet Kitchens for $2,500,000 and common stock valued at $1,000,000, when valued at one half of the Unit price in this offering. Mr. Grimes, through an affiliate, owns 87.5% of such minority interests and will be paid $2,187,500 of the net proceeds of this offering and will receive 175,000 shares of common stock, and Mr. Gustas owns the remaining 12.5% and will be paid $312,500 from such net proceeds and will receive 25,000 shares of common stock.

     Starting in 2004, Mark Vaughan borrowed a total of approximately $82,000 from us in the form of salary advances. He repaid these advances in full in April 2005.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common shares as of September 2006:

  each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  each of our directors and director nominees;

  each executive officer named in the Summary Compensation Table above; and

  all of our directors and executive officers as a group.

     The following table takes into account:

  The acquisition of all interests in Allison’s Gourmet Kitchens and the issuance of 200,000 shares of common stock to the owners of the minority interests in Allison’s in part payment for their interests;

  The increase in our authorized capitalization to 50,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share.

  A stock dividend of 6,249 shares for each share of common stock

  The issuance of 200,000 shares, 200,000 Class A warrants and 200,000 Class B warrants included in the units that we will issue to holders of the Secured Notes on the date of this prospectus (based on an assumed initial public offering price of $10.00 per unit).

     It does not take into account any shares of common stock sold as a result of the exercise of the over-allotment option granted to the representative. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the shares owned by them. The individual stockholders have furnished all information concerning their respective beneficial ownership to us.

		Percent of Shares Outstanding

	Number of Shares	Before the	After the
Name of Beneficial Owners(1)	Beneficially Owned(2)	Offering(3)	Offering(3)

Mark E. Vaughan	4,000,000	74.44	38.64
Vernon J. Brandt	1,000,000	18.69	9.66
Stan L. Gustas(4)	25,000	*	*
Herbert Grimes(5)	175,000	3.27	1.40
All directors and executive officers as a
group ((4) persons)	5,200,000	96.3%	50.0%

________________________
*	Less than 1%
(1)	Unless indicated otherwise, all addresses are Vaughan Foods, Inc., 216 Northeast 12th Street, Moore, Oklahoma 73160.
(2)	According to the rules and regulations of the Securities and Exchange Commission, shares that a person has a right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Based on 5,400,000 shares issued and outstanding immediately before this offering and 10,400,000 shares issued and outstanding immediately after this offering.
(4)	Includes 25,000 shares to be issued upon acquisition of Allison’s Gourmet Kitchens.
(5)	Includes 175,000 shares to be issued upon acquisition of Allison’s Gourmet Kitchens.

DESCRIPTION OF SECURITIES

     As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share. After this offering, we will have 10,350,000 shares of common stock issued and outstanding and 11,100,000 shares if the over-allotment option is exercised in full. At the time this offering is effective, we will have 5,400,000 shares of common stock outstanding held of record by approximately 18 stockholders after taking into account (i) 200,000 shares of common stock included in the units that we will issue to the holders of the Secured Notes; and (ii) 200,000 shares of common stock that we have agreed to issue on the date of this prospectus to Mr. Grimes and Mr. Gustas in partial payment for the acquisition of their 40% minority interests in Allison’s. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Articles of Incorporation, as amended, and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of Oklahoma law.

Units

     Each unit consists of one share of common stock, one Class A warrant and one Class B warrant. Each Class A and Class B warrant entitles the holder thereof to purchase one share of common stock. Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and they will be delisted.

     At closing, we will deliver only unit certificates. An investor may request physical delivery of the certificate and may immediately request that the unit certificate be exchanged for stock and unit warrant certificates. If the investor does so before the stock and unit warrants trade separately, trades based on the stock and unit warrant certificates will not clear until trading in those securities commences.

Common Stock

     Subject to the rights specifically granted to holders of any shares of our Preferred Stock we may issue in the future, holders of our Common Stock are entitled to vote together as a class on all matters submitted to a vote of our stockholders and are entitled to any dividends that may be declared by our Board of Directors. Holders of our Common Stock do not have cumulative voting rights. Upon our dissolution, liquidation or winding up, holders of our Common Stock are entitled to share ratably in our net assets after payment or provision for all liabilities and any preferential liquidation rights of any shares of our Preferred Stock we may issue in the future. Holders of our Common Stock have no preemptive rights to purchase shares of our Common Stock. The issued and outstanding shares of our Common Stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our Common Stock are, and the shares of our Common Stock to be issued in this offering or upon exercise of the Warrants included herein will be, upon payment of the relevant purchase or exercise price, fully paid and non-assessable. The rights, preferences and privileges of holders of our Common Stock will be subject to those of the holders of any shares of our Preferred Stock we may issue in the future.

Class A Warrants

     General. Immediately after this offering, there will be 5,200,000 Class A warrants issued and outstanding of which 5,000,000 are included in the units sold in this offering and 200,000 are included in the units that we will issue to the holders of the Secured Notes on the date of this prospectus (assuming an initial public offering price of $5.00 per unit). The Class A warrants issued in this offering may be exercised at any time beginning 30 days after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of $[ ] per share (150% of the unit offering price). This exercise price will be adjusted if specific events, summarized below, occur. A holder of Class A warrants will not be deemed a holder of the underlying stock for any purpose until the Class A warrant is exercised.

     Redemption. At any time after they separate from the units we will have the right to redeem the Class A. warrants at a price of $0.25 per warrant, after providing 30 days’ prior written notice to the warrant-holders, at any time after the closing price for our common stock, as reported on the principal market on which our stock trades, was at or above 200% of the unit offering price for any five consecutive days. We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the warrant agent. No other form of notice or publication or otherwise will be required. If we call the Class A warrants for redemption, the holders of the Class A warrants will then have to decide whether to sell the Class A warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption. If the Class A warrants are not covered by a current registration statement or are not qualified for sale under the laws of the state in which holders reside, warrantholders may not be able to exercise them.

     Exercise. The holders of the Class A warrants may exercise them only if an appropriate registration statement is then in effect and if the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the holder resides. To exercise a Class A warrant, the holder must deliver to our warrant agent the Class A warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class A warrants.

     In order for you to exercise the warrants, the shares of common stock underlying them must be covered by an effective registration statement and, if the issuance of shares is not exempt under state securities laws, must be properly registered with state securities regulators. At present, we plan to have a registration statement current when the warrants are redeemed and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to use our best efforts to register the shares with the relevant authorities. However, we cannot provide absolute assurances that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at the relevant time(s). These factors may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

     Adjustments of exercise price. The exercise price of the Class A warrants will be adjusted if we declare any stock dividend to stockholders or effect any split or share combination with regard to our common stock. If we effect any stock split or stock combination with regard to our common stock, the exercise price in effect immediately before the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares underlying a Class A warrant or, if we elect, an adjustment of the number of Class A warrants outstanding.

Class B Warrants

     Immediately after this offering, there will be 5,200,000 Class B warrants issued and outstanding including 5,000,000 Class B warrants included in the units sold in this offering and 200,000 Class B warrants included in the units that we will issue to the holders of the Unsecured Notes on the date of this prospectus (assuming an initial public offering price of $5.00 per unit). The Class B warrants are identical to the Class A warrants except for the following:

  the Class B warrants have an exercise price of $[                ] per share (200% of the unit offering price); and

  the Class B warrants may only be redeemed after our gross revenue for any previous 12 month period, as confirmed by an independent audit, equals or exceeds $100 million.

Preferred Stock

     Our authorized capital includes 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

     Under our Certificate of Incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of each series of the preferred stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock, affect adversely the rights and powers, including voting rights, of the holders of common stock, or have the effect of delaying, deferring or preventing a change in control in Vaughan. The rights and preferences may include, but are not limited to:

  the title of the preferred stock;

  the maximum number of shares of the series;

  the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

  any liquidation preference;

  any redemption provisions;

  any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

  any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

  any voting rights; and

  any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

     In some cases, the issuance of preferred stock could delay or discourage a change in control of us. Any shares of preferred stock we issue will be fully paid and nonassessable. We do not have any outstanding shares of preferred stock at the date of this Prospectus.

Authorized but Unissued Shares

     The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common or preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     The Oklahoma General Corporation Act provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation, requires a greater percentage. Our articles of incorporation do not impose any supermajority vote requirements.

Transfer Agent, Warrant Agent and Registrar

     The transfer agent and registrar for our common stock and the warrant agent for the Class A and Class B warrants will be Continental Stock Transfer & Trust Company, located in New York, New York.

Anti-takeover provisions under Oklahoma law

      Oklahoma business combination statute

     Under the terms of our amended certificate of incorporation, we have not opted out of Section 1090.3 of the Oklahoma General Corporation Act, Oklahoma’s anti-takeover law. In general this section prevents an “interested shareholder” from engaging in a “business combination” with us for three years following the date the person became an interested shareholder, unless:

  prior to the date the person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

  upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power at the time the transaction commenced, excluding stock held by our directors who are also officers and stock held by certain employee stock plans; or

  on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

     An “interested shareholder” is defined, generally, as any person that owns stock having 15% or more of all of our voting power, any person that is an affiliate or associate of us and owned stock having 15% or more of all of our voting power at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

A “business combination” includes:

  any merger or consolidation involving us and an interested shareholder;

  any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of our assets;

  subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to an interested shareholder;

  any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series or voting power owned by the interested shareholder;

  the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through us; or

  any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.

     Because we have not opted out of the Oklahoma anti-takeover law, no interested shareholder could pursue a business combination transaction that is not approved by our board of directors.

     Oklahoma control share statute

     Under the terms of our amended certificate of incorporation, we have not opted out of Sections 1145 through 1155 of the Oklahoma General Corporation Act, Oklahoma’s control share acquisition statute. In general, Section 1145 of the Oklahoma General Corporation Act defines “control shares” as our issued and outstanding shares that, in the absence of the Oklahoma control share statute, would have voting power, when added to all of our other shares that are owned, directly or beneficially, by an acquiring person or over which the acquiring person has the ability to exercise voting power, that would entitle the acquiring person, immediately after the acquisition of the shares to exercise, or direct the exercise of, such voting power in the election of directors within any of the following ranges of voting power:

  one-fifth (1/5) or more but less than one-third (1/3) of all voting power;

  one-third (1/3) or more but less than a majority of all voting power; or

  a majority of all voting power.

     A “control share acquisition” means the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, “control shares.” After a control share acquisition occurs, the acquiring person is subject to limitations on the ability to vote such control shares. Specifically, Section 1149 of Oklahoma General Corporation Act provides that under most control share acquisition scenarios, “the voting power of control shares having voting power of one-fifth (1/5) or more of all voting power is reduced to zero unless the shareholders of the issuing public corporation approve a resolution . . . according the shares the same voting rights as they had before they became control shares.” Section 1153 of Oklahoma General Corporation Act provides the procedures for obtaining shareholder consent of a resolution of an “acquiring person” to determine the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.

     Because we have not opted out of the Oklahoma control share statute, any shareholder holding control shares will be limited in his or her right to vote his or her shares in the election of directors.

Listing

     We have applied to list the units, common stock, Class A warrants and Class B warrants on the Nasdaq Capital Market under the symbols “[      ]”, “[      ]”, “[      ]” and “[      ]”, respectively [, and on the Boston Stock Exchange under the symbols “[      ]”, “[      ]”, “[      ]” and “[      ]”, respectively]. There is currently no established public trading market for our common stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

     Promissory Notes

     In July 2006 we borrowed $2.0 million from 18 accredited investors in the Secured Financing pursuant to 10% Secured Subordinated Promissory Notes, which we refer to as the “Promissory Notes.” The Promissory Notes are repayable on the earlier of June 30, 2007 or the third business day following completion of a public or private financing by Vaughan generating gross proceeds of at least $5 million. The Promissory Notes are secured by a non-recourse pledge of the 60% equity interest in Allison’s Gourmet Kitchens, LP currently held by Mark E. Vaughan and Vernon J. Brandt, Jr., both officers and directors of Vaughan. As added consideration for the purchase of the Promissory Notes, each purchaser will receive that number of equity securities to be issued in this public offering having a value, at the initial public offering price, of 50% of the Promissory Notes purchased by that investor. If we have not completed the required public or private financing by June 30, 2007, but we have repaid the Promissory Notes, the investors will receive an aggregate of 250,000 shares of our common stock. If we have not repaid the Promissory Notes by that time, the investors will receive an aggregate of 500,000 shares of our common stock. Vaughan has agreed to file a registration statement for the resale of the equity securities to be issued to these investors within 60 days following the effective date of this registration statement and will be subject to a late fee of 2% of the original investment amount per month if that registration statement is not filed within the 60-day period or if the resale registration statement has not been declared effective within 60 days after it has been filed (90 days if the financial information in the resale registration statement must be updated) or if after the registration statement has been declared effective it cannot be used in connection with the sale of the covered securities; provided, however, that the amount of the late fee payable to each investor, shall not exceed 10% of the original principal amount of the note purchased by that investor. The investors in the Promissory Notes have agreed to execute a lockup agreement containing the same terms and conditions as those to which Vaughan’s officers, directors and 5% stockholders are subject. In connection with the Promissory Notes, Vaughan agreed to pay Paulson Investment Company a fee of 8% of the gross proceeds and to reimburse Paulson Investment Company for expenses incurred by it in connection with the Secured Financing up to a maximum of $10,000.

     Bridge Loan

     Commencing in September 2006 Vaughan borrowed an aggregate of $1.0 million from Paulson Investment Company, pursuant to a non-secured promissory note bearing interest at 10% per annum and payable on the earlier of the first anniversary of the issue date of the note or the consummation of this offering.

     Vaughan’s Line of Credit

     Vaughan has a $4.0 million secured bank line of credit, due on October 31, 2006, at an interest rate of Wall Street Journal prime plus 0.75%, with an initial rate of 6.75% . The line of credit is secured by accounts receivable, inventory and general intangibles. At June 30, 2006, short-term borrowings under this line of credit were $ 2,814,294. Vaughan had $1,185,706 available under this line of credit at June 30, 2006. Vaughan had a line of credit balance at December 31, 2005 was $2,314,294. The line of credit contains certain financial covenants which replicate those covenants of the Cleveland County Industrial Authority bond issue, some of which Vaughan was not in compliance. Vaughan has not obtained a waiver of the financial covenants.

     Allison’s Line of Credit

     Allison’s has a $1.0 million secured bank line of credit, initiated on March 3, 2006, at an interest rate of Wall Street Journal prime plus 0.50%, with an initial rate of 8.00% . Interest is payable on a monthly basis. The line of credit was secured by all of Allison’s assets, including accounts receivable, inventory and equipment and personal guaranties of all of the partners. At June 30, 2006, short-term borrowings under this line of credit were $220,291. The bank line of credit agreement was subject to certain covenants for which Allison’s was in compliance with or has obtained a waiver as of June 30, 2006. At December 31, 2004 and 2005, short-term borrowings on previous lines of credit were $0.

     Wild About Food Line of Credit

     Wild About Food – Oklahoma has a $600,000 secured bank line of credit, initiated on June 7, 2006 at an interest rate of Wall Street Journal prime plus 1.00% . At June 30, 2006, short-term borrowings under this line of credit were $42,106. Vaughan was in compliance with all covenants.

     Equipment Loan

     In addition to the line of credit, Allison’s secured a loan for equipment purchases in the amount of $2.4 million with the same interest rate. The maturity date of this loan is March 3, 2011. The proceeds of the equipment loan are to pay off existing debt related to previous equipment purchases and to purchase new equipment, of which some down payments have been made as of June 30, 2006.

SHARES ELIGIBLE FOR FUTURE SALE

This Offering

     After this offering is completed we expect to have 10,400,000 shares of common stock outstanding. This number assumes no exercise of the representative’s over-allotment option, the Class A warrants, the Class B warrants or the representative’s warrants. We expect to have 11,150,000 shares of common stock outstanding if the representative’s over-allotment is exercised in full. Of these shares, the 5,000,000 shares of common stock issued as part of the units sold in this offering (5,750,000) shares if the representative’s over-allotment is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 5,000,000 shares of common stock underlying the Class A warrants and the 5,000,000 shares of common stock underlying the Class B warrants issued as part of the units sold in this offering (5,750,000 shares of common stock in the case of the Class A warrants and 5,750,000 shares of common stock in the case of the Class B warrants if the representative’s over-allotment is exercised in full) will also be freely tradeable after exercise of the warrants, except for shares held by our affiliates.

Outstanding Restricted Stock

     The remaining 5,350,000 outstanding shares of common stock will be restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. The holders of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of this offering, without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters, subject to certain limited exceptions. After the expiration of the lock-up period, or earlier with the prior written consent of the representative, all of the outstanding restricted shares may be sold in the public market pursuant to Rule 144.

     Without taking into account the lock-up agreements, 5,000,000 shares of common stock would be eligible for sale under Rule 144 90 days after completion of the offering. The balance of the restricted shares would be eligible for sale under Rule 144 on the first anniversary of the closing of this offering.

     In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

     Registration Rights

We have agreed to register for resale a total of approximately (a) 200,000 shares of common stock, (b) 200,000 Class A warrants, (c) 200,000 class B warrants that we will issue to holders of the Secured Notes on the date of this prospectus, as well as the 200,000 shares of common stock underlying those warrants (based on an assumed initial public offering price of $5.00 per unit) and to file a resale registration statement within 60 days after the date of this prospectus. We will be subject to a late fee of 2% of the original investment amount per month if that registration statement is not filed within the 60-day period or if the resale registration statement has not been declared effective within 60 days after it has been filed (90 days if the financial information in the resale registration statement must be updated) or if after the registration statement has been declared effective it cannot be used in connection with the sale of the covered securities; provided, however, that the amount of the late fee payable to each investor, shall not exceed 10% of the original principal amount of the note purchase by that investor.

UNDERWRITING

     Paulson Investment Company, Inc. is acting as the representative of the underwriters named below. We have entered into an underwriting agreement with these underwriters regarding the units being offered under this prospectus. In connection with this offering and subject to certain conditions, each of these underwriters has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of the underwriter.

Underwriter	Number of Units

     The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriting agreement also provides that the underwriters’ obligations to pay for and accept delivery of the units is subject to the approval of certain legal matters by counsel and other conditions, including, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been instituted or threatened by the Securities and Exchange Commission, which we refer to as the “SEC.”

     The representative has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $      per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the [                ], of not more than $      per unit. After the public offering of the units is complete, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

     The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

     Over-allotment Option. Pursuant to the underwriting agreement, we have granted the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 750,000 units on the same terms as the other units being purchased by the underwriters from us. The representative may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $                          , $                          and $                          , respectively.

     Stabilization and Other Transactions. The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

  Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

  Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

  Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

  A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

     If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq Capital Market, the Boston Stock Exchange, in the over-the-counter market or otherwise.

     Indemnification. The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Underwriters’ Compensation. We have agreed to sell the units to the underwriters at the initial offering price of $ per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less an 8% underwriting discount. The underwriting agreement also provides that the representative will be paid a nonaccountable expense allowance equal to 2.0% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option.

     On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 500,000 units, for a price per unit of $                , which is equal to 120% of the initial offering price of the units. The representative's warrants will be exercisable for units at any time beginning 180 days after the effective date of this offering, and will expire on the fifth anniversary of the effective date. Neither the representative's warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the 180-day lock-up restriction for the remainder of the lock-up period. If we cannot honor the exercise of representative's warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the representative's warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants. Because we are not required to settle the representative's warrants by payment of cash, it is possible that the representative's warrants will never be settled in shares or payment of cash.

     The holder of these warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock, our Class A warrants and our Class B warrants. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

     The following table summarizes the underwriting discount and non-accountable expense allowance we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Unit	Without Over-allotment	With over-allotment

Underwriting discount
Non-accountable expense allowance

     Lock-Up Agreements. All our officers and directors and all of our pre-offering stockholders have agreed that, for a period of one year from the date this registration statement becomes effective, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative. The representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of an officer, director or other stockholders’ financial emergency. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

     Determination of Offering Price. The public offering price of the units offered by this prospectus and the exercise price and other terms of the Class A warrants and Class B warrants were determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units and the exercise price of the warrants were:

  our history and our prospects;

  the industry in which we operate;

  the status and development prospects for our proposed services;

  our past and present operating results;

  the previous experience of our executive officers; and

  the general condition of the securities markets at the time of this offering.

     The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

LEGAL MATTERS

     The validity of the common shares offered by this prospectus will be passed upon for us by Morse, Zelnick, Rose & Lander LLP, New York, New York. Stoel Rives LLP will pass upon certain matters for the underwriters named in this prospectus in connection with this offering.

EXPERTS

     Cole and Reed, P.C., an independent registered public accounting firm, has audited the consolidated financial statements of Vaughan and of Allison’s as of and for the years ended December 31, 2003, 2004 and 2005 as set forth in their reports. We have included these financial statements in this prospectus, and in the registration statement, of which this prospectus is a part, in reliance on Cole and Reed, P.C.’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     In connection with the units offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our units, shares and warrants, and us you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission’s public reference facilities, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and at its regional offices located at 3 World Financial Center, Room 4300, New York, New York 10281, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

      We intend to furnish our stockholders with annual reports containing financial statements audited by an independent registered public accounting firm.

     You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

INDEX TO FINANCIAL STATEMENTS

Vaughan Foods, Inc.
Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at December 31, 2004 and 2005 and June 30, 2006	F-2
Consolidated Statement of Operations for the years ended December 31, 2003, 2004
and 2005 and for the six month periods ended June 30, 2005 and 2006	F-3
Consolidated Statements of Stockholders’ Equity for the years ended December 31,
2003, 2004 and 2005 and for the six month periods ended June 30, 2005 and 2006	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2003,
2004 and 2005 and for the six month periods ended June 30, 2005 and 2006	F-5
Notes to Consolidated Financial Statements	F-6-19

Allison’s Gourmet Kitchens, Limited Partnership
Financial Statements

Report of Independent Registered Public Accounting Firm	F-20
Balance Sheets at December 31, 2004 and 2005 and June 30, 2006	F-21
Statement of Operations for the years ended December 31, 2003, 2004
and 2005 and for the six month periods ended June 30, 2005 and 2006	F-22
Statement of Partners’ Equity for the years ended December 31, 2003, 2004 and
2005 and for the six month periods ended June 30, 2005 and 2006	F-23
Statements of Cash Flows for the years ended December 31, 2003, 2004 and
2005 and for the six month periods ended June 30, 2005 and 2006	F-24
Notes to Financial Statements	F-25

Pro Forma Combined Financial Statements

Balance Sheets at December 31, 2005 and June 30, 2006
Statements of Operations for the year ended December 31, 2005 and the six month period
ended June 30, 2006	F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Vaughan Foods, Inc.
Moore, Oklahoma

We have audited the accompanying consolidated balance sheets of Vaughan Foods, Inc. as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vaughan Foods, Inc. as of December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cole & Reed, P.C.

Oklahoma City, Oklahoma
April 19, 2006

VAUGHAN FOODS, INC.
CONSOLIDATED BALANCE SHEETS
	December 31, 2004	December 31, 2005	June 30, 2006
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$683,206	$36,163	$74,064
Accounts receivable, net of allowance for doubtful accounts of
$ 90,502 at December 31, 2004, $106,682 at December 31, 2005
and $ 68,041 at June 30, 2006	2,923,364	3,164,644	4,631,921
Accounts receivable, related party	144,748	335,666	302,081
Current portion of note receivable	25,000	-	-
Due from stockholders	65,927	-	-
Inventories	687,430	725,578	721,659
Prepaid expenses and other assets	99,076	39,472	120,840
Income taxes receivable	28,228	28,228	28,228
Deferred tax assets	34,952	40,539	28,803

Total current assets	4,691,931	4,370,290	5,907,596

Restricted assets:
Cash	3,965,204	80,471	-
Investments	-	1,950,580	699,969
Certificate of deposit	-	256,000	256,000

Total restricted assets	3,965,204	2,287,051	955,969

Property and equipment, net	9,253,007	9,836,262	11,323,427

Other assets:
Assets held for sale	40,000	40,000	40,000
Loan origination fees, net of accumulated amortization	500,599	436,465	418,760
Deferred tax assets, noncurrent	-	-	139,187
Other	10,685	-	-

Total other assets	551,284	476,465	597,947

TOTAL	$18,461,426	$16,970,068	$18,784,939

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,470,680	$2,692,648	$4,650,711
Disbursements in transit	-	-	83,859
Line of credit	1,771,743	2,314,294	2,814,294
Accrued liabilities	621,720	990,432	1,197,483
Current portion of long-term debt	386,740	690,308	671,983
Current portion of capital lease obligation	180,015	162,804	162,593

Total current liabilities	6,430,898	6,850,486	9,580,923

Long term liabilities:
Long-term debt, net of current portion	9,967,611	8,728,940	8,477,770
Due to stockholders	10,751	-	-
Capital lease obligation, net of current portion	806,322	649,337	568,710
Deferred tax liability	289,447	135,367	-

Total long-term liabilities	11,074,131	9,513,644	9,046,480

Shareholders’ equity:
Common stock, $0.001 par value; authorized 50,000,000 shares;
5,000,000 shares issued and outstanding (800 shares issued
and outstanding at December 31, 2004 and 2005.)	800	800	5,000
Paid in Capital	415,193	415,193	410,993
Member Capital (deficit)	80,497	(12,839)	(16,573)
Retained earnings (deficit)	459,907	202,784	(241,884)

Total shareholders' equity	956,397	605,938	157,536

TOTAL	$18,461,426	$16,970,068	$18,784,939

The accompanying notes are an integral part of these financial statements.

VAUGHAN FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

				(Unaudited)	(Unaudited)
Net sales	$29,369,386	$36,133,015	$44,730,265	$22,330,957	$26,317,960
Cost of sales	24,966,962	29,903,140	37,976,138	18,551,167	23,173,759

Gross profit	4,402,424	6,229,875	6,754,127	3,779,790	3,144,201

Selling, general and administrative expenses	3,891,147	5,387,313	6,431,322	3,515,583	3,514,716

Operating income (loss)	511,277	842,562	322,805	264,207	(370,515)
Rent income	182,060	168,084	230,212	113,600	133,623
Interest expense	(409,020)	(488,618)	(1,041,918)	(484,948)	(488,621)
Loss on refinancing	(69,624)	-	-	-	-
Other, net	24,936	12,256	88,180	3,686	28,314

Total other income and expense	(271,648)	(308,278)	(723,526)	(367,662)	(326,684)

Earnings (loss) before income taxes	239,629	534,284	(400,721)	(103,455)	(697,199)

Income tax expense (benefit)	71,199	191,981	(159,667)	(29,799)	(248,797)

Net earnings (loss)	$168,430	$342,303	$(241,054)	$(73,656)	$(448,402)

Net earnings (loss) per share-basic and diluted	$0.03	$0.07	$(0.05)	$(0.01)	$(0.09)

Weighted average shares outstanding-basic and diluted	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements.

VAUGHAN FOODS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock			Member	Retained	Total
			Paid in	Capital	Earnings	Stockholder's
	Shares issued	Amount	Capital	(Deficit)	(Deficit)	Equity

Balance at January 1, 2003	800	$800	$415,193	$74,543	$10,128	$500,664
Net earnings		-	-	15,450	152,980	168,430

Balance at December 31, 2003	800	800	415,193	89,993	163,108	669,094
Net earnings (loss)		-	-	(9,496)	351,799	342,303
Dividends		-	-	-	(55,000)	(55,000)

Balance at December 31, 2004	800	800	415,193	80,497	459,907	956,397
Net earnings (loss)		-	-	16,069	(257,123)	(241,054)
Dividends		-	-	(109,405)	-	(109,405)

Balance at December 31, 2005	800	800	415,193	(12,839)	202,784	605,938
Net earnings (loss) (Unaudited)		-	-	(3,734)	(444,668)	(448,402)
6,250-for-1 Stock split (Unaudited)	4,999,200	4,200	(4,200)	-	-	-

Balance at June 30, 2006 (Unaudited)	5,000,000	$5,000	$410,993	$(16,573)	$(241,884)	$157,536

The accompanying notes are an integral part of these financial statements.

VAUGHAN FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

				(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$168,430	$342,303	$(241,054)	$(73,656)	$(448,402)
Adjustments to reconcile net earnings (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	446,349	685,841	1,003,563	463,669	547,158
Provision for bad debts	129,867	244,659	61,363	51,363	-
Gain on disposal of property and equipment	(14,062)	(7,552)	(21,323)	-	-
Loss on impairment of property and equipment	-	63,230	-	-	-
Deferred income taxes	71,199	155,210	(159,667)	(29,799)	(262,818)
Changes in operating assets and liabilities:
Accounts receivable	(772,415)	(942,969)	(302,643)	(416,309)	(1,467,277)
Accounts receivable - Related party	(79,922)	(64,826)	(190,918)	(9,017)	33,585
Inventories	(64,003)	(87,960)	(38,148)	83,212	3,919
Prepaid expenses and other assets	(114,402)	21,111	59,604	(110,421)	(81,368)
Income taxes receivable	-	(28,228)	-	-	-
Other assets	12,245	80,124	10,685	-	-
Disbursements in transit	-	-	-	-	83,859
Accounts payable	604,129	743,851	(778,032)	(835,869)	1,958,063
Accrued liabilities	104,942	202,307	368,712	273,662	207,051
Income taxes payable	(5,724)	-	-	-	-

Net cash provided by (used in) operating activities	486,633	1,407,101	(227,858)	(603,165)	573,770

Cash flows from investing activities:
Payments received on notes receivable	61,065	110,314	25,000	25,000	-
Advances on notes receivable	(35,314)	-	-	-	-
Cash paid for property and equipment	(476,957)	(3,321,573)	(1,610,766)	(1,174,997)	(2,016,618)
Proceeds from sale of property and equipment	-	33,797	109,405	-	-
Purchase of restricted certificate of deposit	-	-	(256,000)	-	-
Purchase of investments	-	-	(48,147)	-	-
Restricted assets	-	-	-	(9,278)	(118,681)
Distributions from restricted assets	-	-	1,982,300	1,380,388	1,449,763

Net cash provided by (used in) investing activities	(451,206)	(3,177,462)	201,792	221,113	(685,536)

Cash flows from financing activities:
Loan proceeds deposited to restricted asset accounts	-	(3,965,204)	-	-	-
Payments of loan origination fees	-	(500,599)	-	-	-
Proceeds from line of credit	1,073,913	2,814,663	2,314,294	844,255	500,000
Repayments on line of credit	-	(2,116,833)	(1,771,743)	-	-
Proceeds from long-term debt	3,715,090	6,838,593	527,555	265,170	90,140
Repayment of long-term debt and capital leases	(4,455,252)	(962,619)	(1,636,854)	(1,148,200)	(440,473)
Due from stockholders	-	(65,927)	65,927	65,927	-
Repayment of amounts due to stockholders	(80,817)	(30,380)	(10,751)	(10,751)	-
Distributions to limited liability company members	-	-	(109,405)	-	-

Net cash provided by (used in) financing activities	252,934	2,011,694	(620,977)	16,401	149,667

Net increase (decrease) in cash and cash equivalents	288,361	241,333	(647,043)	(365,651)	37,901

Cash and cash equivalents at beginning of period	153,512	441,873	683,206	683,206	36,163

Cash and cash equivalents at end of period	$441,873	$683,206	$36,163	$317,555	$74,064

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$407,941	$482,976	$1,023,731	$484,947	$494,554
Income taxes	$-	$65,000	$-	$-	$-
Supplemental disclosures of cash flow information:
Property and equipment acquired under capital lease obligations	$941,497	$309,238	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(1)      Nature of Operations

Vaughan Foods, Inc. (the “Company”) is an Oklahoma-based specialty food processor serving customers in a multi-state region. The Company operates from a manufacturing facility in Moore, Oklahoma.

(2)      Summary of Significant Accounting Policies

(a)      Basis of Reporting

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

(b)      Principles of Consolidation

The consolidated financial statements include the accounts of the Company and of Cimarron Holdings, L.L.C. (“Cimarron”). Cimarron is owned by the two stockholders of the Company. Cimarron owns an airplane that is used by Company management. The Company is paying the debt service payments on the liability associated with the airplane, as well as all costs of maintenance and operations. Because the Company is the primary beneficiary of Cimarron, it is considered a variable interest entity subject to FIN 46R, and has been consolidated by the Company in its financial statements. All significant intercompany transactions and balances have been eliminated in consolidation. See Note 16 to the consolidated financial statements.

(c)      Unaudited Interim Financial Information

The consolidated balance sheets and statements of shareholders’ equity as of and for the six months ended June 30, 2006, and the consolidated statements of operations and cash flows for the six months ended June 30, 2005 and 2006, and related information contained in the notes to financial statements are unaudited. These unaudited interim financial statements and notes have been prepared in accordance with accounting principles generally accepted in the United States of America. Management asserts that the preparation of the unaudited interim financial statements utilize the same basis as that of the audited financial statements. Management further asserts that the unaudited interim financial statements fairly represent the Company’s financial position.

(d)      Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers investments with maturities of three months or less at date of purchase to be cash equivalents.

(e)      Accounts Receivable and Credit Policies

Trade accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within 15 to 21 days from the invoice date. Receivables are recorded based on the amounts invoiced to customers. Interest and delinquency fees are not generally assessed and, if they are assessed, are not included in income or trade accounts receivable. Discounts allowed for early payment, if any, are charged against income when the payment is received.

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(2)      Summary of Significant Accounting Policies - (Continued)

(e)      Accounts Receivable and Credit Policies - Continued

Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. Management provides for probable uncollectible amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on historical collection trends and an assessment of the creditworthiness of current customers. The adequacy of the valuation allowance is evaluated periodically through an individual assessment of potential losses on customer accounts giving particular emphasis to accounts with invoices unpaid more than 60 days past the due date. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Recoveries on accounts previously written off are credited back to the valuation allowance. During the years ended December 31, 2005, 2004 and 2003, the Company increased the valuation allowance with charges to bad debt expense totaling approximately $61,000, $245,000 and $ 130,000, respectively. During the six month period ended June 30, 2006, the valuation allowance was reduced by $38,641.

(f)      Inventories

Inventories consist principally of food products and are stated at the lower of cost (first-in, first-out) or market.

(g)      Property and Equipment

Property and equipment are recorded at cost. Equipment acquired under capital leases is recorded at the present value of the future minimum lease payments, and amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

Depreciation, including assets acquired under capital leases, is provided using straight-line and accelerated methods over the following estimated useful lives:

Buildings and improvements	15 - 40 years
Machinery and equipment	5 - 15 years
Delivery equipment	3 - 10 years
Office equipment	5 - 7 years

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(2)      Summary of Significant Accounting Policies - (Continued)

(h)      Cash and Cash Equivalents and Disbursements-in-Transit

For the purpose of the statement of cash flows, the company considers investments with maturities of three months or less at the date of purchase to be cash equivalents.

As a result of the Company’s cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in Disbursements-in-Transit and are presented as obligations of the Company.

(i)      Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

(j)      Revenue Recognition

The Company recognizes revenue, net of related sales discounts and allowances, when products are delivered to the customers. Revenues also include those amounts related to shipping and handling. Shipping and handling expenses are included in cost of goods sold. Consideration from a vendor to a retailer is presumed to be a reduction to the selling price of the vendor’s products and, therefore, should be characterized as a reduction of sales when recognized in the vendor’s income statement. As a result, certain promotional expenses are recorded as a reduction of net sales.

(k)      Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l)        Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) excludes dilution and is calculated by dividing net income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted EPS is computed in a manner similar to that of basic EPS except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common shares (such as stock options) were issued during the period. Diluted EPS is not presented if the effect of the incremental shares is anti-dilutive. The Company did not have any outstanding dilutive common shares, options or other securities for any of the periods presented in the financial statements.

(m)      Impairment of Long-Lived Assets and Assets Held for Sale

The Company follows the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in determining impairment losses on long-term assets. Impairment losses are recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. Impairment losses are recognized based upon the estimated fair value of the asset when required. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the year ended December 31, 2004, the Company recognized an impairment loss of approximately $60,000 related to a facility that is being held for sale.

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(2)      Summary of Significant Accounting Policies - (Continued)

(n)      Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(o)      Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are measured at cost which approximates their fair value because of the short maturity of these instruments. The carrying amount of the Company’s borrowings under the line of credit and long-term debt approximates their fair value because the interest rate on the instruments fluctuate with market interest rates or represents borrowing rates available with similar terms.

(p)      Investments

All of the Company's investments are classified as available for sale and reported at fair value. Any related unrealized gains and losses are excluded from earnings and reported net of income tax as a separate component of shareholders' equity until realized. There were no unrealized gains or losses for the years end 2005, 2004 and 2003. Realized gains and losses on sales of securities are based on the specific identification method. Declines in the fair value of investment securities below their carrying value that are other than temporary are recognized in earnings. As of December 31, 2005, the Company’s investments consisted entirely of guaranteed investment contracts at a fixed interest rate of 2.25 percent.

(q)      Recently Issued Accounting Pronouncements

In May 2003, the FASB issued SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity.” SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Company has determined that SFAS No. 150 will not have a material impact on its financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs – An Amendment of Accounting Research Bulletin No. 43, Chapter 4 (SFAS No. 151). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No.

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(2)      Summary of Significant Accounting Policies - (Continued)

(q)      Recently Issued Accounting Pronouncements - Continued

43. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005, and will be required to be adopted by the Company effective January 1, 2006. The Company has determined that the adoption of SFAS No. 151 will not have a material impact on its results of operations and financial condition.

In December 2004, the FASB issued a revision to SFAS 123R (revised 2004), Share-Based Payment, which replaces SFAS No. 123 and supercedes APB Opinion No. 25. The revision requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. The statement eliminates the alternative method of accounting for employee share-based payments previously available under APB Opinion No. 25. The provisions of the statement will become effective for the Company in the fiscal year beginning January 1, 2006 for all equity awards granted after the effective date. The Company has determined that the adoption of SFAS No. 123R will not have a material effect on results of operations because there are currently no share-based payments or stock option plans.

In December 2004, the FASB issued SFAS 153 “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” effective for nonmonetary asset exchanges occurring in the fiscal year beginning January 1, 2006. SFAS 153 requires that exchanges of productive assets be accounted for at fair value unless fair value cannot be reasonably determined or the transaction lacks commercial substance. SFAS 153 is not expected to have a material effect on the Company’s financial position or results of operations.

In May of 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and SFAS 3. SFAS 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Adoption of SFAS 154 is required for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The Company will adopt this new standard effective January 1, 2006. The adoption of this standard is not expected to have a material effect on the Company's consolidated financial statements.

(r)      Reclassifications

Certain amounts in the 2004 and 2003 financial statements have been reclassified to conform to the 2005 presentation.

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(3)	Inventories
A summary of inventories follows:		December 31,		June 30,
		2004	2005	2006
				(Unaudited)

	Raw Materials	$687,430	$625,173	$691,001
	Finished Goods	-	100,405	30,658

	Total Inventory	$687,430	$725,578	$721,659

(4)      Restricted Assets

The Company is required to hold cash in reserve in separate trust accounts applicable to its $5,000,000 Cleveland County Industrial Authority Industrial Development Revenue Bonds, issued December 2004, and to secure a letter of credit for purposes of self insurance for worker’s compensation. See Note 8 to the consolidated financial statements. These assets are restricted as follows:

	December 31,		June 30,
	2004	2005	2006
			(Unaudited)

Project construction account	$3,460,500	$1,445,834	$-
Debt reserve account	500,000	510,372	513,987
Interest fund account	-	70,916	185,982
Accrued interest receivable	4,704	3,929	-
Certificate of deposit	-	256,000	256,000

Total Restricted Assets	$3,965,204	$2,287,051	$955,969

(5) Property and Equipment
Property and equipment, at cost, consists of the following:
	December 31,		June 30,
	2004	2005	2006
			(Unaudited)

Land	$287,844	$199,762	$199,762
Plant and improvements	4,899,795	5,919,477	5,919,477
Machinery and equipment	3,241,504	4,640,603	4,640,603
Transportation equipment	1,622,651	1,948,712	2,050,712
Office equipment	24,146	63,382	78,382
Construction in progress	1,622,693	389,393	2,289,011

	11,698,633	13,161,329	15,177,947

Less accumulated depreciation	2,445,626	3,325,067	3,854,520

Net Property, Plant and Equipment	$9,253,007	$9,836,262	$11,323,427

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(6)      Assets Held for Sale

Assets held for sale, at cost, net of impairments, consists of the following:

	December 31,		June 30,
	2004	2005	2006
			(Unaudited)

Plant and improvements, Stroud, Oklahoma	$40,000	$40,000	$40,000

(7)      Line of Credit

The Company has a $4,000,000 secured bank line of credit, due on October 31, 2006, at an interest rate of Wall Street Journal prime plus 0.75%, with an initial rate of 6.75% . The line of credit is secured by accounts receivable, inventory and general intangibles. At June 30, 2006, short-term borrowings under this line of credit were $ 2,814,294. The Company had $1,185,706 available under this line of credit at June 30, 2006. The Company had a line of credit balance at December 31, 2005 was $2,314,294. The line of credit contains certain financial covenants which replicate those covenants of the Cleveland County Industrial Authority bond issue, some of which the Company was not in compliance. The Company has not obtained a waiver of the financial covenants. See detail on Cleveland County Industrial Authority.

(8)      Long-Term Debt and Capital Lease Obligation

Long-term debt consists of the following:

	December 31,	December 31,	June 30,
	2004	2005	2006
			(Unaudited)
Industrial Development Revenue Bonds issued
by the Cleveland County Industrial Authority,
payable in annual principal installments
starting December 1, 2006, in amounts ranging
from $100,000 to $515,000, interest payable
semi-annually at rates varying from 6.75% to
7.10%, secured by real property and
equipment, pledge of rents and revenues and a
limited personal guaranty of the principal
shareholder, final payment due on December
1, 2024.	$5,000,000	$5,000,000	$4,845,001

Real estate loan at variable rate of LIBOR plus
4.00%, adjusted every quarter, rate at June 30,
2006 is 9.00%, secured by the Company’s plant
and related real estate, monthly principal and
interest payments of $28,954, due and payable
on August 1, 2028.	3,405,513	3,359,723	3,331,042

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(8)      Long-Term Debt and Capital Lease Obligation - (Continued)

	December 31,	December 31,	June 30,
	2004	2005	2006
			(Unaudited)
Real estate loan at a fixed rate of 5.75% until
July 22, 2006, converting to a rate of National
prime plus 1.75%, secured by related real
estate, monthly principal and interest
payments of $1,970, due and payable on July
22, 2009.	$231,610	$219,602	$208,080

Equipment loan at fixed rate of 7.00%, secured
by certain manufacturing equipment, monthly
principal and interest payments of $2,395, due
and payable on September 15, 2007.	71,693	47,200	34,293

Equipment loan at fixed rate of 6.62%, secured
by certain manufacturing equipment, monthly
principal and interest payments of $14,822,
due and payable on January 31, 2010. This loan
was subsequently paid with proceeds of the
Industrial Development Revenue Bonds.	889,186	-	-

Consolidated entity - Overhaul of aircraft
engine loan at fixed rate of 8.00%, secured by
2nd lien on aircraft, monthly payment and
interest payments of $2,261.	-	42,210	30,130

Various vehicle and equipment loans at various
fixed rates, secured by related vehicles and
equipment, payment terms and maturity dates
vary from loan to loan.	489,593	513,080	471,529

Consolidated entity - Loan at variable rate of
lender index plus 1.75%, rate at June 30, 2006
is 10.00%, secured by an airplane, monthly
principal and interest payments of $2,655, final
payment due on April 25, 2019.	247,629	237,433	229,678

Consolidated entity - Real estate at fixed rate
of 7.00%, secured by related real estate,
monthly principal and interest payments of
$1,230, due and payable on April 15, 2005.	19,127	-	-

	10,354,351	9,419,248	9,149,753
Less current portion	386,740	690,308	671,983

Net Long-term debt	$9,967,611	$8,728,940	$8,477,770

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(8)      Long-Term Debt and Capital Lease Obligation - (Continued)

The Industrial Development Revenue Bonds issued by Cleveland County Industrial Authority contain certain financial covenants as follows:

Debt Service Coverage Ratio: The Company is required to maintain a debt service coverage ratio of 1.50 to 1.00. The ratio will be reported to the Trustee and beneficial owners of the Industrial Development Bonds quarterly for each of the previous four quarters. If the debt service coverage ratio reported for each of the previous four quarters is less than 1.50 to 1.00 the Company could be required to retain a consultant at the request of our revenue bond holders. No consultant has been retained even though the ratio has fallen below the requirement. For the year ended December 31, 2005, the Company’s debt service coverage ratio is 0.72 to 1.00

Current Ratio: The Company is required to maintain a current ratio of 1.10 to 1.00 calculated as of the last day of each calendar quarter beginning after January 1, 2006. As of December 31, 2005, the Company’s current ratio is 0.64 to 1.00.

Debt to Equity Ratio: The Company is required to maintain a debt to equity ratio of not more than 4.00 to 1.00 calculated as of the last day of each calendar quarter beginning after January 1, 2006. As of December 31, 2005, the Company’s debt to equity ratio is 16.89 to 1.00.

Accounts Payable: The Company agrees that not more than 10% of its accounts payable shall be in excess of 75 days past due. The Company is in compliance with this covenant as of December 31, 2005.

Accounts Receivable: The Company agrees that not more than 20% of accounts receivable will be in excess of 90 days past due. The Company is in compliance with this covenant as of December 31, 2005.

Noncompliance with the debt service coverage ratio, the current ratio, or the debt to equity ratio will not be considered an event of default under the terms of the agreement. Noncompliance with the above ratios will result in an increase in the interest rate on each of the Bonds of 1% until the Company is in compliance with the required ratios.

Capital lease obligations consist of the following:

	December 31,	December 31,	June 30,
	2004	2005	2006
Various equipment leases at various fixed rates,			(Unaudited)
secured by related equipment, payment terms and
maturity dates vary from lease to lease.	$986,337	$812,141	$731,303

Less current portion	180,015	162,804	162,593

Net Long-term Capital Lease Obligations	$806,322	$649,337	$568,710

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

Future principal payments for long-term debt and capital lease obligations at December 31, 2005 are as follows:

Year Ending		Capital Lease
December 31,	Long-Term Debt	Obligation	Total
2006	$690,308	$162,804	$853,112
2007	626,834	169,118	795,952
2008	534,195	185,168	719,363
2009	712,543	202,748	915,291
2010	527,411	92,303	619,714
2011-2028	6,327,957	-	6,327,957

Principal outstanding at
December 31, 2005	$9,419,248	$812,141	$10,231,389

(9)      Accrued Liabilities

A summary of accrued liabilities follows:

	December 31,	December 31,	June 30,
	2004	2005	2006
			(Unaudited)
Accrued compensation	$171,812	$195,261	$187,113
Accrued rebates	323,151	419,821	544,334
Accrued promotions/incentives	78,692	74,612	64,221
Accrued worker’s compensation	-	41,749	31,716
Accrued interest expense	26,843	105,467	197,265
Accrued property taxes	-	-	24,178
Accrued legal expenses	-	-	67,500
Accrued payroll taxes	21,222	153,522	81,156

Total Accrued Liabilities	$621,720	$990,432	$1,197,483

(10)     Income Taxes

Income tax expense (benefit) for the year ended December 31, 2003, 2004 and 2005 and the six month periods ended June 30, 2005 and 2006, consist of the following:

	December 31,	December 31,	December 31,	June 30,	June 30,
	2003	2004	2005	2005	2006
				(Unaudited)	(Unaudited)
Current:
Federal	$-	$36,771	$-	$-	$-
State	-	-	-	-	-

	-	36,771	-	-	-

Deferred:
Federal	53,451	185,663	(135,156)	(25,031)	(208,989)
State	17,748	(30,453)	(24,511)	(4,768)	(39,808)

	71,199	155,210	(159,667)	(29,799)	(248,797)

	$71,199	$191,981	$(159,667)	$(29,799)	$(248,797)

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(10)	Income Taxes - (Continued)
Deferred tax assets and liabilities are as follows:		December 31,	December 31,	June 30,
		2004	2005	2006
				(Unaudited)

Deferred Tax Assets Related To:
Tax credits and NOL carryforwards		$237,365	$411,856	$657,056
Accruals and allowances		34,952	40,539	52,831
Less valuation allowance		-	-	-

Total Deferred Tax Asset		272,317	452,395	709,887

Deferred Tax Liabilities Related To:
Property and equipment		526,812	547,223	541,897

Total Deferred Tax Liability		526,812	547,223	541,897

Net Deferred Tax (Liability)		$(254,495)	$(94,828)	$167,990

Current asset portion		$34,952	$40,539	$28,803
Non-current asset (liability) portion		(289,447)	(135,367)	139,187

Net Deferred Tax (Liability)		$(254,495)	$(94,828)	$167,990

In assessing the realizability of the net deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon either the generation of future taxable income during the periods in which those temporary differences become deductible or the carryback of losses to recover income taxes previously paid during the carryback period.

As of December 31, 2005, the Company has a net operating loss carryfoward of $ 675,559 which, if unused, will commence expiring in 2018 and state new jobs/investment credit carryforwards totaling $ 131,116 which, if unused, will commence expiring in 2006.

Actual income tax expenses differ from "expected" income tax, computed by applying the U.S. Federal corporate tax rate of 34% to earnings from operations before income taxes, as follows:

	December 31,	December 31,	December 31,
	2003	2004	2005

Computed "expected" income taxes	$81,474	$181,657	$(135,156)
State income taxes, net of federal
income tax	14,378	32,057	(24,511)
Utilization of net operating loss
carryforwards against current income	(24,653)	(21,733)	-
State new jobs/investment credits	-	-	-

	$71,199	$191,981	$(159,667)

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(11)      Operating Leases

The Company has noncancelable long-term operating leases for certain distribution equipment with various expiration dates. The leases require the Company to pay a base rate plus specific mileage amounts. Future minimum annual lease payments for these long-term leases for the next five years ending December 31,

2006	$333,202
2007	262,088
2008	232,615
2009	57,285
2010	-

$885,190

(12)      Employee Benefit Plans

In 2002, the Company adopted a Flexible 401(k) plan covering all full-time employees with a minimum of one year of service. The Company makes contributions under the plan at an amount equal to 25% of the employee’s elective deferral rate, up to a maximum of 4% of the employee’s compensation. The Company’s contributions to the Flexible 401(k) plan for 2003, 2004 and 2005, were $2,898, $8,479 and $11,668, respectively. Contributions for the six month periods ending June 30, 2005 and 2006 were $4,171 and 2,461 respectively.

(13)      Major Customers

The Company has supply arrangements with twelve separate Wal-Mart distribution centers, representing about 9% of its customer sales, and supply arrangements with several independent Sysco Foods distributors account for approximately 23% of gross sales revenues. While such purchasers are each independent, it is possible that a termination of a purchasing arrangement with any such entity could adversely affect business relationships with related entities.

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(14)      Related Party Transactions

Allison Gourmet Kitchens, Limited Partnership

On March 1, 2003, the two stockholders of the Company became limited partners in Allison's Gourmet Kitchens, Limited Partnership (the “Partnership”); an Oklahoma limited partnership involved in the retail sale of deli salads.

During the normal course of business, the Company sells raw materials and finished goods, provides freight services to the Partnership and purchases finished goods for resale to its customers. These purchases and sales are on substantially the same terms as similar transactions with unrelated customers. During the years ended December 31, 2003, 2004 and 2005, the Company’s sales, including freight services, to the Partnership and purchases from the Partnership were as follows:

	2003	2004	2005	June 30,	June 30,
				2005	2006
				(unaudited)	(unaudited)
Sales to Partnership	$215,273	$429,997	$726,769	$391,672	$444,260

Freight Revenue from Partnership	$208,294	$359,852	$576,539	$255,881	$311,030

Purchases from Partnership	$944,258	$761,077	$602,841	$370,986	$280,414

At December 31, 2003, 2004, 2005 and June 30, 2005 and 2006, trade accounts receivable includes $0, $29,136, $30,995, $53,579 and $129,509 respectively, from the Partnership. Receivables related to freight services were $0, $0, $225, $0 and $0 respectively.

The Company leases a portion of its facilities to the Partnership on an annual lease arrangement. The lease agreement provides for nine consecutive one year options to extend the lease agreement. The Company received $182,060, $196,567, $295,593, $113,757 and $133,623 under this lease during the years ended December 31, 2003, 2004, 2005, and the six month periods ended June 30, 2005 and 2006 respectively. The Company and the Partnership share utilities and other facility expenses through periodic reimbursement. The total utilities that are shared between the two entities resulted in a reimbursement to the Company of $117,718, $116,826, $203,169, $80,300 and $121,506 for fiscal 2003, 2004, 2005 and the six month periods ended June 30, 2005 and 2006 respectively. At December 31, 2003, 2004, 2005 and June 30, 2005 and 2006, the Company was owed $79,922, $115,612, $304,671, $100,186 and $302,081 in outstanding reimbursements from the Partnership, respectively.

The Company receives reimbursement from Allison’s Gourmet Kitchens, LTD for services provided by staff in relation to administration, sales and other in the amounts of $ 62,000, $131,732, $130,422, $94,270 and $105,270 for fiscal 2003, 2004, 2005 and the six month periods ended June 30, 2005 and 2006 respectively.

VAUGHAN FOODS, INC.
Notes to Consolidated Financial Statements
(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(15)      Commitments and Contingencies

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. Although occasional adverse decisions or settlements may occur, the Company is not aware of any proceeding at December 31, 2003, 2004, 2005 and June 30, 2006 which would have a material adverse effect on its financial position, results of operations or liquidity.

(16)      Cimarron Holdings, L.L.C.

The Company’s two shareholders each have a 50% ownership in Cimarron. Cimarron owns an airplane that is used by Company management. The Company has not guaranteed the obligations of Cimarron, but is making the debt service payments for Cimarron, as well as all of the costs of maintenance and operations of the airplane.

The Company’s consolidated financial statements include the financial statements of Cimarron. The consolidation of Cimarron increased the Company’s consolidated total assets and liabilities at December 31, 2004, 2005 and June 30, 2006 as follows:

	December 31,	December 31,	June 30,
	2004	2005	2006
			(unaudited)

Total assets	$347,253	$266,804	$243,235

Total liabilities	$266,756	$279,643	$259,808

(17)      Subsequent Events (unaudited)

On June 15 2006, the Company’s board of directors approved a stock dividend of 6,249 shares for each share of common stock. As a result stockholders received 6,249 shares of stock for each share held as of June 30, 2006. The par value of the Company’s common stock was reduced to $0.001 per share. All share amounts have been restated to reflect the stock split, except the Statement of Stockholders’ Equity, which reflects the stock split by reclassifying from “Additional Paid-In Capital” to “Common Stock” the amount necessary to reflect the stock split and the change in par value.

The Company entered into 10% secured subordinated promissory notes on July 17, 2007 for an aggregate of $2,000,000. The notes are secured by the pledge by the Company’s stockholders of their 60% of the limited partnership interests in Allison’s Gourmet Kitchens, LP. The notes are payable on the earlier of the consummation of subsequent equity financing generating gross proceeds of at least $5 million, or June 30, 2007. As additional consideration for their purchase of notes, each purchaser will receive that number of equity securities to be issued in any initial public offering consummated before June 30, 2007, having a value, at the initial public offering price, of 50% of the notes purchased by that investor. Proceeds of the note will be used to complete construction of an addition to the existing facility.

The Company agreed to enter into a 10% non-secured promissory note on September 21, 2006 for $1,000,000. The maturity date is the earlier of one year from date of issue, on or about September 25, 2006, or the consummation of any initial public offering consummated before the maturity date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of
Allison’s Gourmet Kitchens, Limited Partnership
Moore, Oklahoma

We have audited the accompanying balance sheets of Allison’s Gourmet Kitchens, Limited Partnership as of December 31, 2004 and 2005, and the related statements of operations, partners’ equity and cash flows period from March 1, 2003 (date of formation) to December 31, 2003, and for the years ended December 31, 2004 and 2005. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allison’s Gourmet Kitchens, Limited Partnership as of December 31, 2004 and 2005, and the results of its operations and its cash flows for the period from March 1, 2003 to December 31, 2003, and the years ended December 31, 2004 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cole & Reed, P.C.

Oklahoma City, Oklahoma
April 19, 2006

ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP
BALANCE SHEETS

	December 31, 2004	December 31, 2005	June 30, 2006
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$-	$600,498	$5,202
Accounts receivable, net of allowance for doubtful accounts of
$ 11,331 at December 31, 2004, $35,462 at December 31, 2005 and
$20,209 at June 30, 2006	1,022,685	652,430	2,014,959
Note receivable	16,048	13,298	13,665
Inventories	572,310	565,873	835,926
Prepaid expenses	-	9,601	45,025

Total current assets	1,611,043	1,841,700	2,914,777

Property and equipment, net	575,694	945,699	2,029,153

Other assets:
Intangible asset	51,119	34,976	34,556

TOTAL	2,237,856	2,822,375	4,978,486

Liabilities and Partners' Equity
Current liabilities:
Disbursements in transit	42,023	-	154,804
Line of credit	-	-	262,397
Accounts payable	496,928	407,630	1,392,194
Accounts payable, related party	144,748	335,666	302,081
Accrued liabilities	154,454	328,153	266,751
Current portion of long-term debt	91,377	91,209	69,444
Current portion of capital lease obligation	61,829	66,719	3,221

Total current liabilities	991,359	1,229,377	2,450,892

Long-term debt, net of current portion	72,997	80,930	875,634
Capital lease obligation, net of current portion	204,184	123,664	5,904

Total long-term liabilities	277,181	204,594	881,538

Partners' Equity:
Limited partners' equity	959,623	1,374,515	1,617,846
General partner's equity	9,693	13,889	28,210

Total partners' equity	969,316	1,388,404	1,646,056

TOTAL	$2,237,856	$2,822,375	$4,978,486

The accompanying notes are an integral part of these financial statements.

ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP
STATEMENTS OF OPERATIONS

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

				(Unaudited)	(Unaudited)
Net sales	$3,382,269	$9,173,248	$13,110,516	$7,062,460	$8,627,187
Cost of sales	2,601,996	6,951,176	9,845,433	5,324,407	6,713,974

Gross profit	780,273	2,222,072	3,265,083	1,738,053	1,913,213
Selling, general and administrative expenses	581,161	1,357,793	2,021,227	1,022,144	1,316,656
Management fee - General partner	82,363	249,917	335,083	190,151	169,555

Selling, General and Administrative expenses	663,524	1,607,710	2,356,310	1,212,295	1,486,211

Operating income	116,749	614,362	908,773	525,758	427,002
Interest expense	15,682	31,827	11,236	12,589	40,212

Net earnings	$101,067	$582,535	$897,537	$513,169	$386,790

The accompanying notes are an integral part of these financial statements.

F-22

ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP
STATEMENT OF PARTNERS' EQUITY

			Total
	Limited	General	Partners'
	Partners	Partner	Equity

Initial contribution of general partner	$-	$2,857	$2,857
Initial contribution of limited partners	282,857	-	282,857
Net income applicable to the period
from March 1, 2003 to December 31, 2003	100,056	1,011	101,067

Balance at December 31, 2003	$382,913	$3,868	$386,781
Net income applicable to the period
from January 1, 2004 to December 31, 2004	576,710	5,825	582,535

Balance at December 31, 2004	$959,623	$9,693	$969,316
Distributions to general partner	-	(4,779)	(4,779)
Distributions to limited partners	(473,670)	-	(473,670)
Net income applicable to the period
from January 1, 2005 to December 31, 2005	888,562	8,975	897,537

Balance at December 31, 2005	$1,374,514	$13,889	$1,388,404
Distributions to general partner (Unaudited)	-	(4,877)	(4,877)
Distributions to limited partners (Unaudited)	(124,260)	-	(124,260)
Net income applicable to the period from
January 1, 2006 to June 30, 2006 (Unaudited)	382,922	3,868	386,790

Balance at June 30, 2006 (Unaudited)	$1,633,176	$12,879	$1,646,056

The accompanying notes are an integral part of these financial statements.

F-23

ALLISON'S GOURMET KITCHENS, LIMITED PARTNERSHIP
STATEMENTS OF CASH FLOWS

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

				(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net earnings	$101,067	$582,535	$897,537	$513,169	$386,790
Adjustments to reconcile net earnings to net cash
provided by (used in) operating activities:
Depreciation and amortization	34,192	76,120	104,019	52,259	60,713
Changes in assets and liabilities:
Accounts and notes receivable	(246,339)	(792,394)	373,006	(140,199)	(1,362,896)
Inventories	(267,045)	(305,265)	6,437	(107,064)	(139,095)
Prepaid Expenses	-	-	(9,601)	-	(35,424)
Disbursements in transit	-	42,023	(42,023)	-	154,804
Accounts payable	138,188	358,740	(89,298)	101,566	796,645
Accounts payable, related party	115,236	29,512	190,918	-	(33,585)
Accrued liabilities	77,986	76,468	173,699	147,730	(103,417)

Net cash provided by (used in) operating activities	(46,715)	67,739	1,604,694	567,461	(275,465)

Cash flows from investing activities:
Payments received on notes receivable	-	-	-	16,048	-
Cash paid for property and equipment	(378,282)	(278,129)	(457,880)	(140,492)	(594,635)
Cash paid for intangible assets	(80,714)	-	-	-	(7,661)

Net cash used in investing activities	(458,996)	(278,129)	(457,880)	(124,444)	(602,296)

Cash flows from financing activities:
Partner contributions	285,714	-	-	-	-
Partner distributions	-	-	(478,452)	(269,755)	(129,138)
Proceeds from line of credit	173,288	450,750	-	-	220,291
Repayments of line of credit	(173,288)	(450,750)	-	-	-
Payments on long-term debt and capital leases	-	(104,603)	(163,495)	(22,667)	(362,522)
Proceeds of long-term debt	324,331	210,659	95,631	33,682	553,834

Net cash provided by (used in) financing activities	610,045	106,056	(546,316)	(258,740)	282,465

Net increase (decrease) in cash and cash equivalents	104,334	(104,334)	600,498	184,277	(595,296)

Cash and cash equivalents at beginning of period	-	104,334	-	-	600,498

Cash and cash equivalents at end of period	$104,334	$-	$600,498	$184,277	$5,202

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$15,682	30,097	$24,566	$12,589	$22,057

Supplemental disclosures of non-cash investing and financing activities:
Acquisition of Property and Equipment through assumtion of
Long-term debt and other liabilities	$-	$-	$-	$-	$541,451

Acquisition of Inventory through assumtion of
debt and other liabilities	$-	$-	$-	$-	$130,958

The accompanying notes are an integral part of these financial statements.

F-24

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(1) Nature of Operations

Allison’s Gourmet Kitchens, Ltd. (the “Partnership”) is an Oklahoma-based specialty food processor serving customers in a multi-state region. The Partnership operates from a manufacturing facility in Moore, Oklahoma.

(2) Summary of Significant Accounting Policies

(a) Basis of Reporting

This summary of significant accounting policies of the Partnership is presented to assist in understanding the Partnership’s financial statements. The financial statements and notes are representations of the Partnership’s management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

(b) Principles of Consolidation

The consolidated financial statements include the accounts of Wild About Food – Oklahoma, a Texas limited liability company. Wild About Food was created, certain assets purchased and certain liabilities assumed, on May 17, 2006, consisting of total assets of $459,853 and total liabilities of $434,042. In conjunction with the purchase, a payout agreement was entered into based on certain financial performance of the assets. Wild About Food is wholly owned by Allison’s Gourmet Kitchens. The partnership advanced monies for use as operating capital. All intercompany transactions and balances have been eliminated in consolidation.

(c) Disbursements in Transit

Disbursements in transit relate to items in which a check has been issued from the partnership, but the collection of the check has not processed thru the partnership’s financial institution.

(d) Basis of Assets and Liabilities

Assets contributed to the partnership and liabilities assumed by the partnership are recorded at their estimated fair values. These values can differ from the adjusted cost basis used by the individual partner who contributed the asset or for whom a liability was assumed. These differences are not reported as timing differences in the financial statements of the partnership. The adjusted cost basis is used by each partner in determining his personal income tax liability.

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(2) Summary of Significant Accounting Policies - (Continued)

(e) Unaudited Interim Financial Information

The balance sheets and statement of partners’ equity as of and for the six months ended June 30, 2006, and the statements of operations and cash flows for the six months ended June 30, 2005 and 2006, and related information contained in the notes to financial statements are unaudited. These unaudited interim financial statements and notes have been prepared in accordance with accounting principles generally accepted in the United States. Management asserts that the preparation of the unaudited interim financial statements utilize the same basis as that of the audited financial statements. Management further asserts that the unaudited interim financial statements fairly represent the Company’s financial position.

(f) Cash and Cash Equivalents

For purposes of the statements of cash flows, the Partnership considers investments with maturities of three months or less at date of purchase to be cash equivalents.

(g) Accounts Receivable and Credit Policies

Trade accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment with 15 to 21 days from the invoice date. Receivables are recorded based on the amounts invoiced to customers. Interest and delinquency fees are not generally assessed and, if they are assessed, are not included in income or trade accounts receivable. Discounts allowed for early payment, if any, are charged against income when the payment is received.

Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amounts of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected.

Management provides for probable uncollectible amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on historical collection trends and an assessment of the creditworthiness of current customers. The adequacy of the valuation allowance is evaluated periodically through an individual assessment of potential losses on customer accounts giving particular emphasis to accounts with invoices unpaid more than 60 days past the due date. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Recoveries on accounts previously written off are credited back to the valuation allowance. Allowances for uncollectible accounts have been recorded in the amount of $35,462 and $11,331 as of December 31, 2005 and 2004, respectively.

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(2) Summary of Significant Accounting Policies - (Continued)

(h) Inventories

Inventories consist principally of food products and are stated at the lower of cost (first-in, first-out) or market.

(i) Property and Equipment

Property and equipment are stated at cost. The Partnership leases facilities from Vaughan Foods Corporation and currently does not hold any real property as an asset. See note 11 for discussion of the lease agreement. Equipment acquired under capital lease is recorded at the present value of future minimum lease payments and amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Assets are depreciated on the straight-line method. Estimated useful lives are as follows:

Equipment	7 to 10 years

(j) Income Taxes

A partnership is not a tax-paying entity. Any income or operating loss arising from the activities of the partnership is reported, after appropriate adjustments, on the personal income tax returns of the partners. Adjustments to the income or loss allocated to a particular partner will be required when the tax basis and accounting basis of net contributions (assets contributed, net of liabilities assumed) made by an individual partner are not equal. Because the partnership is not a tax-paying entity, its financial statements are different from those of tax-paying entities. Specifically, on the income statement there is no provision for federal income tax expense that must be paid because income was earned during the year. In addition, the balance sheet does not present a liability for income taxes incurred but not yet paid as of the balance sheet date. Also, the balance sheet does not present any deferred tax assets or liabilities that might arise from different methods used to measure net income for the income statement and taxable income for the individual partners.

(k) Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(l) Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are measured at cost which approximates their fair value because of the short maturity of these instruments. The carrying amount of the Partnership’s borrowings under the line of credit and long-term debt approximates their fair value because the interest rate on the instruments fluctuate with market interest rates or represents borrowing rates available with similar terms.

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(2) Summary of Significant Accounting Policies - (Continued).

(m) Revenue Recognition

The Partnership recognizes revenue, net of related sales discounts and allowances, when products are delivered to the customers. Revenues also include those amounts related to shipping and handling. Shipping and handling expenses are included in cost of goods sold. Consideration from a vendor to a retailer is presumed to be a reduction to the selling price of the vendor’s products and, therefore, should be characterized as a reduction of sales when recognized in the vendor’s income statement. As a result, certain promotional expenses are recorded as a reduction of net sales.

(n) Recently Issued Accounting Pronouncements

In May 2003, the FASB issued SFAS 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity.” SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Partnership has determined that SFAS 150 will not have a material impact on its financial position or results of operations.

In November 2004, the FASB issued SFAS 151, Inventory Costs – An Amendment of Accounting Research Bulletin No. 43, Chapter 4 (SFAS 151). SFAS 151 amends the guidance in ARB 43, Chapter 4 “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005, and was required to be adopted by the Partnership effective January 1, 2006. The Partnership has determined that the adoption of SFAS 151 will not have a material impact on its results of operations and financial condition.

In December 2004, the FASB issued SFAS 123R (revised 2004), Share-Based Payment, which replaces SFAS 123R and supercedes APB Opinion 25. The revision requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments granted to employees. The statement eliminates the alternative method of accounting for employee share-based payments previously available under APB Opinion 25. The provisions of the statement will become effective for the Partnership in the fiscal year beginning January 1, 2006 for all equity awards granted after the effective date. The Partnership has determined that the adoption of SFAS 123R will not have a material effect on results of operations because there are currently no share-based payments or stock option plans.

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

2) Summary of Significant Accounting Policies - (Continued).

In December 2004, the FASB issued SFAS 153 “Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29” effective for nonmonetary asset exchanges occurring in the fiscal year beginning January 1, 2006. SFAS 153 requires that exchanges of productive assets be accounted for at fair value unless fair value cannot be reasonably determined or the transaction lacks commercial substance. SFAS 153 will not have a material effect on the Partnership’s financial position or results of operations.

In May of 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections - a replacement of APB Opinion 20 and SFAS 3. SFAS 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Adoption of SFAS 154 is required for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. The Partnership adopted this new standard effective January 1, 2006. The adoption of this standard is not expected to have a material effect on the Partnership's financial statements.

(3) Inventories

A summary of inventories follows:

	December 31,		June 30,
	2004	2005	2006
			(unaudited)

Raw materials and packaging	$514,573	$487,413	$667,165
Finished goods	57,737	78,460	168,761

Total Inventory	$572,310	$565,873	$835,926

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(4) Property and Equipment
Property and equipment, at cost, consists of the following:
	December 31,		June 30,
	2004	2005	2006
			(Unaudited)
Machinery and equipment	$607,021	$791,992	$1,339,137
Construction in progress	49,390	322,300	911,240

	656,411	1,114,292	2,250,377
Less accumulated depreciation	80,717	168,593	221,224

Net Property, Plant and Equipment	$575,694	$945,699	$2,029,153

(5) Line of Credit

The Partnership has a $1,000,000 secured bank line of credit, initiated on March 3, 2006, at an interest rate of Wall Street Journal prime plus 0.50%, with an initial rate of 8.00% . Interest is payable on a monthly basis. The line of credit was secured by all of the Partnership assets, including accounts receivable, inventory and equipment and personal guaranties of all of the partners. At June 30, 2006, short-term borrowings under this line of credit were $220,291. The bank line of credit agreement was subject to certain covenants for which the Partnership was in compliance with or has obtained a waiver as of June 30, 2006. At December 31, 2004 and 2005, short-term borrowings on previous lines of credit were $0.

Wild About Food – Oklahoma has a $600,000 secured bank line of credit, initiated on June 7, 2006 at an interest rate of Wall Street Journal prime plus 1.00% . At June 30, 2006, short-term borrowings under this line of credit were $42,106. The company was in compliance with all covenants.

In addition to the line of credit, the Partnership secured a loan for equipment purchases in the amount of $2,400,000 with the same interest rate. The maturity date of this loan is March 3, 2011. The proceeds of the equipment loan are to pay off existing debt related to previous equipment purchases and to purchase new equipment, of which some down payments have been made as of June 30, 2006.

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(6) Long-Term Debt and Capital Lease Obligation

Long-term debt consists of the following:

December 31,			June 30,

2004		2005	2006

			(Unaudited)
Processing line and equipment loan at fixed
rate of 6.75%, secured by certain manufacturing
equipment, monthly principal and interest
payments of $8,342, due and payable on
May 10, 2008.	$164,374	$172,139	$945,078

Less current portion	91,377	91,209	69,444

Net Long-term debt	$72,997	$80,930	$875,634

Capital lease obligations consist of the following:
December 31,			June 30,

2004		2005	2006

Various equipment leases consolidated			(unaudited)
under one master lease, secured by related
equipment; the monthly payment is $6,117,
final payment due December 1, 2008.	$266,013	$190,383	$9,125

Less current portion	61,829	66,719	3,221

Net Long-term Capital Lease Obligations	$204,184	$123,664	$5,904

Future principal payments, for long-term debt and capital lease obligations, at December 31, 2005 are as follows:

Year Ending		Capital Lease
December 31,	Long-Term Debt	Obligation	Total
2006	$91,209	$66,719	$157,928
2007	80,930	69,559	150,490
2008	-	54,105	54,105
2009	-	-	-
2010	-	-	-

Principal outstanding at
December 31, 2005	$172,139	$190,383	$362,523

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(7) Accrued Liabilities

A summary of accrued liabilities follows:
	December 31,		June 30,
	2004	2005	2006
			(Unaudited)

Accrued compensation	$28,240	$160,257	$141,158
Accrued rebates	96,333	145,427	77,414
Accrued interest expense	1,730	673	403
Accrued payroll taxes	28,151	21,796	40,349
Other Accruals	—	—	7,427

Total Accrued Liabilities	$154,454	$328,153	$266,751

(8) Intangible Assets

The Partnership holds an intangible asset, a client list acquired from Vaughan Foods, Inc., related to the initial formation of the Partnership in 2003. The Partnership amortizes the asset to expense over a period of five years. Amortization expense was $13,453, $16,143, $16,143, $8,071 and $8,005 for the years 2003, 2004, 2005 and the six month periods ended June 30, 2005 and 2006, respectively.

(9) Employee Benefit Plans

The Partnership adopted a Flexible 401(k) plan covering all employees over the age of 21 with a minimum of 1,000 hours of service. The Partnership makes contributions under the plan at an amount equal to 100% of the employee’s elective deferral rate, up to a maximum of 4% of the employee’s compensation. The Partnership’s contributions to the Flexible 401(k) plan were $283 and $388 for the period March 1, 2003 to December 31, 2003, and the year ended December 31, 2004, respectively. The Partnership has elected to discontinue the plan. No contributions were made during the year ended December 31, 2005.

(10) Partnership Equity

On December 27, 2002, the Company organized as a limited partnership with the State of Oklahoma. An agreement of limited partnership was entered into on March 1, 2003. The term of the Partnership is perpetual from the date of formation unless the Partnership is dissolved or liquidated as provided for in the limited partnership agreement. The partners’ percentage interest in income, gains, losses, deductions, voting rights and distributions are one (1) percent for the general partner and ninety-nine (99) percent for the limited partners.

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

(11) Commitments and Contingencies

The Partnership is subject to legal proceedings and claims which arise in the ordinary course of business. Although occasional adverse decisions or settlements may occur, the Partnership is not aware of any proceeding at June 30, 2006 which would have a material adverse effect on its financial position, results of operations or liquidity.

(12) Leasing Arrangements

The Partnership entered into a one year lease agreement with Vaughan Foods, Inc. for both refrigerated space and non-refrigerated space. The lease agreement provides for nine one-year options to extend the lease terms. The Partnership expended $182,060, $196,567, $295,593, $113,757 and $133,623 under this lease for the years ended December 31, 2003, 2004, 2005 and the six month periods ended June 30, 2005 and 2006 respectively.

(13) Related Party Transactions

During the normal course of business, the Partnership purchases raw materials and sells finished goods to Vaughan Foods, Inc., a company owned by two of the limited partners. The transactions are priced at current market rates. At December 31, 2003, 2004, 2005 and the six month periods ended June 30, 2005 and 2006, the Partnership had trade payables of $0, $29,136, $30,995, $53,579 and $129,509 respectively.

In addition to trade payables, the Partnership had payables due to Vaughan Foods, Inc. for freight services of $0, $0, $225, $0 and $0 at December 31, 2003, 2004, 2005, June 30, 2005 and 2006 respectively. Total freight services for the years ended December 31, 2003, 2004, 2005, and the six month periods ended June 30, 2005 and 2006 were $208,294, $359,852, $576,539, $255,881 and $311,030 respectively.

The Partnership sales to Vaughan Foods, Inc. for the fiscal 2003, 2004, 2005 and the six month periods ended June 30, 2005 and 2006 were $944,258, $761,077, $602,841, $370,986 and $280,414 respectively. The Partnership purchases from Vaughan Foods, Inc. for fiscal 2003, 2004, 2005 and the six month periods ended June 30, 2005 and 2006 were $215,273, $429,997, $726,769, $391,672 and $444,260 respectively.

The Partnership leases their facilities from Vaughan Foods, Inc. on an annual lease arrangement, as discussed in footnote (11). The Partnership shares utilities and other facility expenses with Vaughan Foods, Inc. thru periodic reimbursement. The total utilities that are shared between the two entities resulted in a reimbursement to Vaughan Foods Corporation of $117,718, $116,826, $203,169, $80,300 and $121,506 for fiscal 2003, 2004, 2005, and the six month period ended June 30, 2005 and 2006 respectively. At December 31, 2003, 2004, 2005, and June 30, 2005 and 2006, the Partnership had $79,922, $115,612, $304,671, $100,186 and $302,081 outstanding reimbursements, respectively.

ALLISON’S GOURMET KITCHENS,
LIMITED PARTNERSHIP
Notes to Financial Statements

(Information as of June 30, 2006 and for the six months ended June 30, 2005 and 2006 is unaudited)

The Partnership utilizes Vaughan Foods administrative, sales and other staff resulting in an agreed upon reimbursement to Vaughan Foods in the amount of $62,000, $131,732, $130,422, $94,270 and $105,270 for fiscal 2003, 2004, 2005, and the six months periods ended June 30, 2005 and 2006 respectively.

(14) Major Customers

The Partnership acquired a new customer in late 2004 which now represents approximately 46% of its total sales. A change in this customer relationship could adversely effect the Partnership’s financial position. As the Partnership continues to increase its sales, this concentration decreases.

(15) Acquisition of Wild About Food

The Partnership acquired the assets and related real estate and assumed certain liabilities of Wild About Food, Inc., a Texas corporation, and formed Wild About Food-Oklahoma, LLC, a Texas limited liability company, on June 1, 2006. Wild About Food produces refrigerated food products for food service and retail customers. The purchase price was comprised of a cash payment of $6,000, the assumption of a note payable in the amount of $154,000, contingent payments equal to 75% of operating income during the three year period following the closing up to a maximum of $240,000, and a further contingent payment equal to 75% of operating income in excess of $250,000. The Partnership also entered into a three-year employment agreement with the previous owner.

Vaughan Foods, Inc. & Allison's Gourmet Kitchens, LP
PRO FORMA COMBINED BALANCE SHEETS

	December 31, 2005	June 30, 2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$636,661	$79,266
Accounts receivable, net	3,817,074	6,660,545
Note receveivable	13,298
Inventories	1,291,451	1,557,585
Prepaid expenses	49,073	165,865
Income tax receivable	28,228	28,228
Deferred tax assets	40,539	28,803

Total current assets	5,876,324	8,520,292

Restricted assets:
Cash	80,471	-
Investments	1,950,580	699,969
Certificate of deposit	256,000	256,000

Total restricted assets	2,287,051	955,969

Property and equipment, net	10,781,961	13,352,580

Other assets:
Assets held for sale	40,000	40,000
Loan origination fees, net	436,465	418,760
Deferred tax assets, noncurrent	-	139,187
Intangible asset	34,976	34,556

TOTAL	$19,456,777	$23,461,344

Liabilities and Equity
Current liabilities:
Disbursements in transit	$-	$238,663
Line of credit	2,314,294	3,076,691
Accounts payable	3,100,278	6,042,906
Accrued liabilities	1,318,585	1,464,234
Current portion of long-term debt	781,517	741,427
Current portion of capital lease obligation	229,523	165,814

Total current liabilities	7,744,197	11,729,735

Long-term debt, net of current portion	8,809,870	9,353,403
Capital lease obligation, net of current portion	773,001	574,614
Deferred Tax Liability	135,367	-

Total long-term liabilities	9,718,238	9,928,017

Equity:
Common Stock	800	5,000
Paid in Capital	415,193	410,993
Member Capital (Deficit)	(12,839)	(16,573)
Retained Earnings	202,784	(241,884)
Limited partners' equity	1,374,515	1,617,846
General partner's equity	13,889	28,210

Total equity	1,994,342	1,803,592

TOTAL	$19,456,777	$23,461,344

     Vaughan Foods, Inc. & Allison's Gourmet Kitchens, LP
PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the twelve month period ended December 31, 2005

	December 31, 2005	June 30, 2006
		(Unaudited)
Net sales	$55,934,632	$33,909,484
Cost of sales	45,685,210	28,734,423

Gross Profit	10,249,422	5,175,061
Selling, General and Administrative	8,452,549	4,815,400
Management fee - General partner	335,083	169,555

Selling, General and Administrative Expense	8,787,632	4,984,955

Operating Income	1,461,790	190,106
Interest expense	(1,053,154)	(528,829)
Other, net	88,180	28,314

Total Other Income and Expense	(964,974)	(500,519)
Earnings (Loss) Before Income Taxes	496,816	(310,409)
Income Tax (Benefit)	(159,667)	(248,797)

Net Earnings	$656,483	$(61,612)

Until , 2006 (the 25th day after the date of this prospectus) all dealers effecting transactions in our units, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.		5,000,000 Units ______________________ PROSPECTUS ______________________ PAULSON INVESTMENT COMPANY, INC. , 2006
_________________

Table of Contents

	Page
Prospectus Summary	4
Risk Factors	12
Special Note Regarding Forward-
Looking Statements	20
Recent Developments	21
Use of Proceeds	22
Dividend Policy	23
Capitalization	24
Dilution	24
Selected Consolidated Financial Data	26
Management’s Discussion and
Analysis of Financial Condition and
Results of Operations	28
Business	39
Management	47
Certain Relationships and Related
Transactions	52
Principal Stockholders	53
Description of Securities	55
Description of Certain Indebtedness	60
Shares Eligible for Future Sale	62
Underwriting	64
Legal Matters	67
Experts	67
Where You Can Find More
Information	68
Index to Financial Statements	69

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by Vaughan. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.

SEC Registration fee	$16,610
NASD fee	$16,024
Nasdaq Capital Market listing fee	$50,000	*
Boston Stock Exchange listing fee	$15,000
Printing expenses	$100,000	*
Accounting fees and expenses	$150,000	*
Legal fees and expenses	$250,000	*
Blue sky filing fees and related attorney fees and expenses	$58,000	*
Transfer agent and registrar fees and expenses	$3,500	*
"Road Show" and miscellaneous other expenses	$9,318	*

Total	$668,000	*

__________________________
*Estimated

Item 14. Indemnification of Directors and Officers

     Section 18-1031 of the Oklahoma General Corporation Act grants us the power to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, shareholder vote, agreement, or otherwise.

     Our Articles of Incorporation provides that we indemnify each of our directors and officers to the fullest extent by the Oklahoma General Corporation Act, against expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

     Our Articles of Incorporation also provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director. This provision does not eliminate or limit the liability of a director:

  for breach of his or her duty of loyalty to us or to our stockholders;

  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

  for any improper benefit

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws and the Oklahoma General Corporation Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

     The Underwriting Agreement provides for reciprocal indemnification between us and our controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

15. Recent Sales of Unregistered Securities.

     In the last three years, we sold the following unregistered securities:

  10% Secured Notes Due June 30, 2007.

  In September 2006 we sold $2.0 million aggregate principal amount of our 10% secured promissory notes due June 30, 2007 and the right to receive $1.0 million of units sold in this offering based on the initial public offering price per unit. Paulson Investment Company acted as placement agent and received a fee of $160,000 and our commitment to reimburse Paulson Investment Company for its expenses up to a maximum of $10,000.

  In August 2006 we issued a $1 million principal amount unsecured promissory note, bearing interest at 10% per annum to Paulson Investment Company, the representative of the several underwriters of this offering. The original principal amount and all accrued but unpaid interest thereon is due and payable on the first anniversary of the date of issuance of the note but is repayable out of the proceeds of this offering. No commission or placement agent fee was payable in connection with the isuance of this note.

     The foregoing securities were issues in reliance upon the exemption from the registration requirements of the securities Act of 1933, as amended, provided in Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The registrant reasonably believed that each purchaser had such knowledge and experience in financial and business matters to be capable of valuating the merits and risks of the investment, each purchaser represented an intention to acquire the securities for investment only and not with a view to distribution thereof and appropriate legends were affixed to the secured and unsecured notes and will be added to the shares and warrants when issued.

Item 16. Exhibits

Exhibits	Description

No.

1.1	Form of Underwriting Agreement

3.1	Certificate of Incorporation, as amended*
3.2	Bylaws*

4.1	Specimen stock certificate*
4.2	Form of warrant agreement, including form of Class A and Class B warrants*
4.3	Specimen unit certificate*
4.4	Form of representative’s warrant*
4.5	Mortgage and loan agreement dated December 31, 2004*
4.6	Indenture of trust dated December 31, 2004*
4.7	Real estate loan due August 1, 2028*
4.8	Agreement of the registrant to furnish agreements defining rights of holders of long term debt*

5.1	Form of opinion of Morse, Zelnick, Rose & Lander, LLP*

10.1	Agreement between Vaughan Foods, Inc., Mark E. Vaughan and Vernon
J. Brandt, Jr. Dated June 12, 2006*
10.2	Agreement between Vaughan Foods, Inc., Braxton Management, Inc.,
Herb Grimes and Stan Gustas, dated May 19, 2006*
10.3	Vaughan Foods, Inc. equity incentive plan*
10.4	Form of Securities Purchase and Subscription Agreement dated as of July
17, 2006*
10.5	Form of Registration Rights Agreement dated as of July 17, 2006*
10.6	Loan and Security agreement dated as of June 29, 2005*
10.7	Promissory Note extension agreement dated as of June 28, 2006 and
Promissory Note dated June 29, 2005*
10.8	Form of Promissory Note dated September 25, 2006*

21.1	Subsidiary schedule*

23.1	Consent of Cole & Reed, PC*
23.2	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit
5.1)*

24.1	Power of attorney (included in signature page)*

* Filed herewith

Item 17. Undertakings

     A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

     (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (c) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement: and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness o the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

      (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (6) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moore, State of Oklahoma on October 5, 2006.

VAUGHAN FOODS, INC.

by: /s/ Mark E. Vaughan
Mark E. Vaughan
Chief Executive Officer

     ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen A. Zelnick and Mark E. Vaughan and each of them his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities indicated on the date set forth below.

     In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities indicated on the date set forth above.

Signature	Title	Date

/s/ Mark E. Vaughan	President, Chief Executive Officer and
Mark E. Vaughan	Director (Principal Executive Officer	October 5, 2006

/s/ Stan L. Gustas	Chief Financial Officer
Stan Gustas	(Principal Financial and Accounting Officer
October 5, 2006

/s/ Vernon J. Brandt
Vernon J. Brandt	Director	October 5, 2006